Exhibit 10.1

Execution Version

AMENDED AND RESTATED ABL LOAN AND SECURITY AGREEMENT

Dated as of April 26, 2024

ROCKY BRANDS, INC.,

as Parent and as Borrower Agent

THE OTHER OBLIGORS PARTY HERETO

as Borrowers or Guarantors

BANK OF AMERICA, N.A.,

as Agent

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

SECTION 6.	CONDITIONS PRECEDENT	62
6.1.	Conditions Precedent to Initial Loans	62
6.2.	Conditions Precedent to All Credit Extensions	63

SECTION 7.	COLLATERAL	63
7.1.	Grant of Security Interest	63
7.2.	Lien on Deposit Accounts; Cash Collateral	64
7.3.	Intellectual Property	65
7.4.	Other Collateral	66
7.5.	Real Estate Collateral	67
7.6.	Limitations	67
7.7.	Further Assurances	67

SECTION 8.	COLLATERAL ADMINISTRATION	68
8.1.	Borrowing Base Certificates	68
8.2.	Accounts	68
8.3.	Inventory	69
8.4.	Equipment	69
8.5.	Deposit Accounts	70
8.6.	General Provisions	70
8.7.	Power of Attorney	71

SECTION 9.	REPRESENTATIONS AND WARRANTIES	72
9.1.	General Representations and Warranties	72
9.2.	Complete Disclosure	77

SECTION 10.	COVENANTS AND CONTINUING AGREEMENTS	77
10.1.	Affirmative Covenants	77
10.2.	Negative Covenants	81
10.3.	Financial Covenant	89

SECTION 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	89
11.1.	Events of Default	89
11.2.	Remedies upon Default	91
11.3.	License	91
11.4.	Setoff	92
11.5.	Remedies Cumulative; No Waiver	92

SECTION 12.	AGENT	92
12.1.	Appointment, Authority and Duties of Agent	92
12.2.	Agreements Regarding Collateral and Borrower Materials	93
12.3.	Reliance By Agent	94
12.4.	Action Upon Default	94
12.5.	Ratable Sharing	94
12.6.	Indemnification	95
12.7.	Limitation on Responsibilities of Agent	95
12.8.	Successor Agent and Co-Agents	95

12.9.	Due Diligence and Non-Reliance	96
12.10.	Remittance of Payments and Collections	96
12.11.	Individual Capacities	97
12.12.	Titles	97
12.13.	Certain ERISA Matters	97
12.14.	Bank Product Providers	98
12.15.	No Third Party Beneficiaries	98

SECTION 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	98
13.1.	Successors and Assigns	98
13.2.	Participations	99
13.3.	Assignments	99
13.4.	Replacement of Certain Lenders	100

SECTION 14.	MISCELLANEOUS	100
14.1.	Consents, Amendments and Waivers	100
14.2.	Indemnity	102
14.3.	Notices and Communications	102
14.4.	Performance of Obligors’ Obligations	104
14.5.	Credit Inquiries	104
14.6.	Severability	104
14.7.	Cumulative Effect; Conflict of Terms	104
14.8.	Execution; Electronic Records	104
14.9.	Entire Agreement	105
14.10.	Relationship with Lenders	105
14.11.	No Advisory or Fiduciary Responsibility	105
14.12.	Confidentiality	105
14.13.	GOVERNING LAW	106
14.14.	Consent to Forum; Bail-In of Affected Financial Institutions	106
14.15.	Acknowledgement Regarding Supported QFCs	107
14.16.	Waivers by Obligors	108
14.17.	Patriot Act Notice	108
14.18.	NO ORAL AGREEMENT	108
14.19.	Amendment and Restatement	108

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Assignment

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Eligible Real Estate
Schedule 1.1(d)	Eligible Intellectual Property
Schedule 1.1(e)	Eligible Locations
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.12	Gun and Ammunitions Licenses
Schedule 9.1.15	Restrictive Agreements
Schedule 9.1.16	Commercial Tort Claims
Schedule 9.1.20	Labor Relations
Schedule 10.1.11	Post-Closing Obligations
Schedule 10.2.1	Existing Debt
Schedule 10.2.2	Existing Liens
Schedule 10.2.17	Existing Affiliate Transactions
Schedule 14.3	Agent’s Office, Certain Addres

      AMENDED AND RESTATED ABL LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED ABL LOAN AND SECURITY AGREEMENT is dated as of April 26, 2024, among ROCKY BRANDS, INC., an Ohio corporation (“Parent”), LIFESTYLE FOOTWEAR, INC., a Delaware corporation (“Lifestyle”), ROCKY BRANDS US, LLC, a Delaware limited liability company (“Rocky US”), LEHIGH OUTFITTERS, LLC, a Delaware limited liability company (“Lehigh”), ROCKY OUTDOOR GEAR STORE, LLC, an Ohio limited liability company (“Rocky Outdoor”), US FOOTWEAR HOLDINGS LLC, a Delaware limited liability company (“US Footwear”; Parent, Lifestyle, Rocky US, Lehigh, Rocky Outdoor and US Footwear, each, a “Borrower” and together, the “Borrowers”), the other Subsidiaries of Parent party to this Agreement from time to time as Obligors, the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent for the Lenders (in such capacity, “Agent”).

R E C I T A L S:

The Borrowers, Agent and certain lenders are party to that certain ABL Loan and Security Agreement dated as of March 15, 2021 (as amended, supplemented and otherwise modified through but not including the date hereof, the “Original Loan Agreement”).

Each of the Borrowers will obtain benefits from and has requested that Lenders amend and restate the Original Loan Agreement and provide a revolving credit facility to Borrowers to provide funds to (a) consummate the Closing Date Refinancing, (b) pay certain fees and expenses in connection with the transactions contemplated hereby, including without limitation the Closing Date Refinancing and (c) finance their mutual and collective business enterprise. Lenders are willing to amend and restate the Original Loan Agreement and provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree to amend and restate the Original Loan Agreement as follows:

SECTION 1.     DEFINITIONS; RULES OF CONSTRUCTION

1.1.      DEFINITIONS. As used herein, the following terms have the meanings set forth below:

“Acquisition”: a transaction or series of transactions resulting in (a) acquisition of a business, division or all or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, amalgamation, consolidation or combination of a Borrower or Subsidiary with another Person.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person; provided that for purposes of Section 10.2.17 and Section 13.3.3, the term “Affiliate” shall also include any Person that directly or indirectly owns 15% or more of any class of Equity Interests of the specified Person or that is an officer or director of the specified Person.

“Agent”: as defined in the preamble to this Agreement.

“Agent Indemnitees”: Agent and its officers, directors, employees, Affiliates, branches and Agent Professionals.

“Agent Professionals”: attorneys, accountants, appraisers, auditors, advisors, agents, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals, experts and representatives retained or used by Agent in connection with the credit facility and other transactions contemplated by the Loan Documents.

“Allocable Amount”: as defined in Section 5.11.3.

“Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and U.S. Patriot Act.

“Anti-Terrorism Law”: any law applicable to the Borrowers or their Subsidiaries relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law”: all laws (including Gun and Ammunitions Laws), rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin”: the margin set forth below, as determined by the average daily Availability for the Fiscal Quarter most recently ended:

Level	Average Daily Availability as a Percentage of the Aggregate Amount of Commitments	Term SOFR Term Loans	Base Rate Term Loans	Term SOFR Revolver Loans	Base Rate Revolver Loans	Term SOFR FILO Loans	Base Rate FILO Loans
I	> 66.7%	2.75%	1.50%	1.25%	0.00%	1.75%	0.50%
II	> 33.3% < 66.7%	3.00%	1.50%	1.50%	0.00%	2.00%	0.50%
III	< 33.3%	3.25%	1.75%	1.75%	0.25%	2.25%	0.75%

Until June 30, 2024, margins shall be determined as if Level III were applicable. Thereafter, margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate average daily Availability for a Fiscal Quarter due to Obligors’ failure to deliver any Borrowing Base Certificate when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.

“Approved Fund”: any entity owned or Controlled by a Lender or Affiliate or branch of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

“Asset Disposition”: a non-ordinary course sale, lease (as lessor), license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease and, in the case of limited liability companies, an effective transfer of assets by way of a division; provided that any division, plan of division, or disposition of any Equity Interests shall be deemed to be non-ordinary course transactions.

“Assignment”: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise satisfactory to Agent.

“Availability”: the Borrowing Base minus Revolver Usage.

“Availability Reserve”: the sum (without duplication) of (a) the Inventory Reserve; (b) the Rent and Charges Reserve, (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens upon the Collateral that are or are reasonably likely to become senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default (if any) arising therefrom); (e) the Dilution Reserve; (f) the RP Reserve; and (g) additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time; provided that, so long as no Event of Default shall have occurred and be continuing, Agent will give the Borrower Agent not less than three (3) Business Days’ prior written notice of any reserve being established or materially modified (which notice shall include a reasonably detailed description of such reserve being established or modified and may be communicated by electronic mail); provided that such new or modified reserve shall immediately be implemented for purposes of any Borrowing of Loans or the issuance of Letters of Credit and no Borrowings of Loans or issuance of Letters of Credit shall be permitted to the extent such Borrowing or issuance would result in an Overadvance after giving effect to the reserve in question. During such three-Business Day period, Agent shall, if requested, discuss any such reserve or change with the Borrower Agent and the Borrowers may (but shall not be obligated to) take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists or exists in a manner that would result in the establishment of a lower reserve or less material change, in each case, in a manner and to the extent satisfactory to Agent in its Permitted Discretion.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America Indemnitees”: Bank of America and its officers, directors, employees, Affiliates, branches, agents, advisors, attorneys and representatives in connection with the credit facilities and other transactions contemplated by this Agreement.

“Bank Product”: any of the following products or services extended to a Borrower, a Subsidiary of a Borrower or Affiliate of a Borrower by a Lender or any of its Affiliates or branches; (a) Cash Management Services; (b) Swaps; (c) commercial credit card and merchant card services; and (d) supply chain finance, credit insurance and other banking products or services, other than Letters of Credit.

“Bank Product Reserve”: the aggregate amount of reserves established by Agent from time to time in its Permitted Discretion with respect to Secured Bank Product Obligations.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Rate”: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one month interest period as of such day, plus 1.0%, without giving effect to any minimum floor rate specified in the definition of Term SOFR; provided, that in no event shall the Base Rate be less than zero.

“Base Rate Loan”: any Loan that bears interest based on the Base Rate.

“Base Rate Revolver Loan”: a Revolver Loan that bears interest based on the Base Rate.

“Base Rate Term Loan”: a Term Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance satisfactory to Agent.

“Beneficial Ownership Regulation”: 31 C.F.R. §1010.230.

“Benefit Plan”: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

“Borrowed Money”: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

“Borrower Agent”: as defined in Section 4.4.

“Borrower Materials”: Borrowing Base Certificates, Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other written information, reports, financial statements and other written materials delivered by Obligors under the Loan Documents, as well as Reports and written information provided by Agent to Lenders in connection with the credit facility established by this Agreement.

“Borrowers”: as defined in the introductory paragraph hereto.

“Borrowing”: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

“Borrowing Base”: on any date of determination, the Dollar amount equal to the lesser of (a) the aggregate Revolver Commitments; or (b) the sum of:

(i)    90% of the Value of Investment Grade Accounts; plus

(ii)    90% of the Value of Credit Insured Accounts; plus

(iii)    85% of the Value of Unenhanced Accounts; plus

(iv)    the lesser of (A) 70% of the Value of Eligible Inventory and (B) 85% of the NOLV Percentage of the Value of Eligible Inventory; plus

(v)    the lesser of (A) 70% of the Value of Eligible In-Transit Inventory and (B) 85% of the NOLV Percentage of the Value of Eligible In-Transit Inventory; provided that the amount that this clause (v) contributes to the Borrowing Base from Eligible In-Transit Inventory that is not evidenced by a Specified Negotiable BOL shall not exceed 2.5% of the Borrowing Base; plus

(vi)    the lesser of (A) 70% of the Value of Eligible Slow-Moving Inventory and (B) 85% of the NOLV Percentage of the Value of Eligible Slow-Moving Inventory; provided that the amount that this clause (vi) contributes to the Borrowing Base shall not exceed $25,000,000; plus

(vii)    100% of Eligible Cash; provided that the amount that this clause (vii) contributes to the Borrowing Base shall not exceed $15,000,000; plus

(viii)    the FILO Availability Amount; minus

(ix)    the Availability Reserve.

“Borrowing Base Certificate”: a report of the Borrowing Base, in form and substance reasonably satisfactory to Agent.

“Business Day”: any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, Ohio or New York.

“Capital Expenditures”: all liabilities incurred or expenditures made by any Person for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year. Capital Expenditures shall exclude: (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, (i) to the extent financed by the proceeds of an insurance policy maintained by such Person and (ii) to the extent such restoration, repair or replacement is permitted pursuant to the terms of this Agreement; and (b) the purchase price paid in respect of (i) any Permitted Acquisition, or (ii) other Acquisitions permitted by this Agreement or that were consummated prior to the Closing Date.

“Capital Lease”: any lease required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Collateral”: cash delivered to Agent to Cash Collateralize any Obligations, and all interest, dividends, earnings and other proceeds relating thereto.

“Cash Collateralize”: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) 103% of LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including fees, expenses, indemnification obligations and Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due. “Cash Collateralization” has a correlative meaning.

“Cash Equivalents”: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the U.S. government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

“Cash Management Services”: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, blocked account, lockbox and stop payment services.

“CERCLA”: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“CFC” has the meaning specified in the definition of “Excluded Subsidiary”.

“CFCHC” has the meaning specified in the definition of “Excluded Subsidiary”.

“Change in Law”: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

“Change of Control”: the occurrence of any of the following events:

(a)    Parent ceases to directly or indirectly own and control, beneficially and of record, all Equity Interests in all Borrowers; or

(b)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent on a fully diluted basis.

“Claims”: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) the Fee Letter, any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto, excluding in each case any Claims arising from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and non-appealable judgment. Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrowers shall only pay in connection with any Claim, the reasonable and documented out-of-pocket or invoiced fees and expenses of one counsel and one local counsel in each applicable jurisdiction (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict notifies Borrower Agent in writing of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnities (which may include a single special counsel acting in multiple jurisdictions).

“Closing Date”: April 26, 2024.

“Closing Date Refinancing”: as defined in Section 6.1(n).

“CME”: CME Group Benchmark Administration Limited.

“Code”: the Internal Revenue Code of 1986.

“Collateral”: all Property described in Section 7.1, all Property described in any Security Documents as security or collateral for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that the Collateral shall not include any Excluded Property.

“Commitment”: for any Lender, the aggregate amount of such Lender’s Revolver Commitment and Term Commitment. “Commitments” means the aggregate amount of all Revolver Commitments and Term Commitments.

“Commitment Termination Date”: the earliest to occur of (a) the Maturity Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.5; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communication”: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

“Compliance Certificate”: a certificate, in form and substance satisfactory to Agent, which shall include reasonably detailed calculations of the Fixed Charge Coverage Ratio for the most recent four Fiscal Quarters (it being understood that compliance with the Fixed Charge Coverage Ratio shall only apply to the extent contemplated by Section 10.3).

“Conforming Changes”: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Agent's discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Agent determines is reasonably necessary in connection with the administration of any Loan Document).

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

“Contingent Obligation”: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control”: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

“Copyright Security Agreement”: each copyright security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor’s interests in trademarks, as security for the Obligations.

“Covered Entity”: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

“Credit Insured Accounts”: Eligible Accounts supported by credit insurance reasonably satisfactory in all respects to Agent.

“Daily Simple SOFR”: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source satisfactory to Agent).

“Debt”: as applied to any Person, without duplication, to the extent included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business); (e) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all guarantees or Contingent Obligations of or by such Person of Debt of others; (g) all Capital Lease obligations of such Person; (h) net Swap Obligations of such Person; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bank guarantees or similar instruments; and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and (k) in the case of a Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Default”: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

“Default Rate”: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2.00% per annum plus the interest rate or fee otherwise applicable thereto.

“Defaulting Lender”: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days unless such Lender notifies Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or under any other credit facility, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its funding obligations hereunder (provided, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Borrowers); or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority) or Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate or otherwise to reject such Lender’s agreements.

“Deposit Account Control Agreement”: a control agreement reasonably satisfactory to Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect or better evidence Agent’s Lien on such account.

“Designated Jurisdiction”: a country or territory that is the target of a Sanction.

“Dilution Percent”: the percent, determined in Agent's Permitted Discretion, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts, divided by (b) gross sales.

“Dilution Reserve”: on any date of determination, a reserve against the Eligible Accounts equal to 1.0% for each whole percentage point (or portion thereof) by which the Dilution Percent exceeds 5.0%.

“Disqualified Institution”: on any date, (i) any Person that is a direct competitor of a Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) not less than five Business Days prior to such date, and (ii) any reasonably identifiable Affiliate of any Person referred to in the foregoing clause (i) on the basis of its name; provided, (a) a competitor or an Affiliate of a competitor shall not include any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and (b) “Disqualified Institution” shall not include any Person that any Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time.

“Distribution”: any payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind) or purchase, redemption, or other acquisition or retirement for value of any Equity Interest; or any other payment (whether in cash, securities or other property) with respect to any Equity Interests, including but not limited to payments made on account of any stock appreciation rights or restricted stock units with respect to any such Equity Interests.

“Dollars”: lawful money of the United States.

“Dominion Account”: a special account established by Borrowers at Bank of America or another bank reasonably acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

“EBITDA”: for any period, the sum of the following determined for Parent and its Subsidiaries on a consolidated basis:

(a)    consolidated net income for such period; plus

(b)    to the extent deducted in determining consolidated net income for such period (other than in respect of clause (b)(xi)), the sum (without duplication) of:

(i)    total interest expense (including amortization, write-down or write off of deferred financing cost and original issue discount), all commissions, discounts and other fees and charges owed with respect to letters of credit, and net costs under Swap Obligations; plus

(ii)    total tax expense for franchise taxes and taxes based on income, profits or capital gains; plus

(iii)    total depreciation expense; plus

(iv)    total amortization expense; plus

(v)    other non-cash charges reducing consolidated net income for such period (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash charge or a write-down of accounts or inventory that was, in either case, paid in a prior period); plus

(vi)    reasonable and customary transaction expenses incurred during such period in connection with the Transactions consummated on or prior to the Closing Date and paid within 90 days following receipt of the invoices therefor in an aggregate amount not to exceed $3,500,000 during the term of this Agreement; plus

(vii)    reasonable and customary transaction expenses (including legal, tax, structuring and other costs and expenses) incurred by the Parent or its Subsidiaries in connection with any Permitted Acquisition or other permitted Investment or debt or equity issuance or any refinancing transactions or amendment or other modification of any debt instrument that are payable to unaffiliated third parties, in each case, incurred for such period solely to the extent (x) attributable to a transaction outside the ordinary course of business permitted by this Agreement and consummated during such period and (y) factually supportable; plus

(viii)    reasonable and customary transaction expenses (including legal, tax, structuring and other costs and expenses), up an aggregate amount not to exceed $1,000,000 during any Fiscal Year, incurred by the Parent or its Subsidiaries in connection with any Permitted Acquisition or other permitted Investment or debt or equity issuance or any refinancing transactions or amendment or other modification of any debt instrument that are payable to unaffiliated third parties, in each case, incurred for such period solely to the extent attributable to a transaction outside the ordinary course of business permitted by this Agreement but which was not consummated; plus

(ix)    unusual, one-time or non-recurring charges and expenses; provided, in no event shall the aggregate amount added to EBITDA under this clause (ix), together with all amounts in such period determined in accordance with clauses (x) and (xi) of this definition, exceed, during any test period, (1)15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(x)    non-recurring severance, restructuring, integration or similar charges incurred during such period in respect of restructurings, plant closings (excluding the closing of the facility located at 101 13th Avenue, Rock Island, Illinois 61201), headcount reductions or other similar actions, including relocation costs, business process optimizations, integration costs, signing costs, retention or completion bonuses, employee replacement costs, transition costs, costs related to opening, closure and/or consolidation of facilities, severance charges in respect of employee terminations; provided, in no event shall the aggregate amount added to EBITDA under this clause (x), together with all amounts in such period determined in accordance with clauses (ix) and (xi) of this definition, exceed, during any test period, (1) 15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(xi)    the amount of “run rate” cost savings, operating expense reductions, operational improvements and synergies projected by the Parent in good faith to result from actions taken during such period in connection with any Permitted Acquisition (but, for the avoidance of doubt, not in connection with the US Footwear Acquisition), investments, Asset Dispositions, other divestitures, operating improvements, restructurings, cost savings initiatives or similar initiatives, in each case to the extent conducted outside the ordinary course of business, to the extent the Borrowers in good faith reasonably expects to realize such “run rate” cost savings, operating expense reductions, operational improvements and synergies within 12 months of the date of such event, it being understood that such “run rate” cost savings, operating expense reductions, operational improvements and synergies shall be added to EBITDA during the entirety of the period for which the Parent expects in good faith to realize such cost savings, operating expense reductions, operational improvements and synergies and that, if “run rate” cost savings, operating expense reductions, operational improvements and synergies are included in any pro forma calculations based on such actions, then on and after the date that is 12 months after the date of such Permitted Acquisition, investments, Asset Dispositions, other divestitures, operating improvements, restructurings, cost savings initiatives or similar initiatives, such pro forma calculations shall no longer give effect to such cost savings to the extent that realization did not actually occur during such 12 month period; provided, (a) such cost savings and synergies shall be calculated net of the amount of actual benefits realized during such period from such actions, (b) such cost savings and synergies are reasonably identifiable, factually supportable and are disclosed to Agent pursuant to a certificate of an Authorized Officer of the Borrower Agent prior to adding to EBITDA, (c) no cost savings or synergies shall be added to EBITDA pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings or synergies that are otherwise included in this definition or in the definition of the term “Pro Forma Basis”, and (d) in no event shall the aggregate amount added to EBITDA under this clause (xi), together with all amounts in such period determined in accordance with clauses (ix) and (x) of this definition, exceed, during any test period, (1) 15% of EBITDA of Parent and its Subsidiaries for any such period during the period from the Closing Date through and including March 31, 2022, and (2) 10% of EBITDA of Parent and its Subsidiaries for any such period ending thereafter (in each case, calculated before giving effect to such addbacks); plus

(xii)    where Inventory acquired as part of the US Footwear Acquisition was sold in such period, the amount by which, as a result of purchase accounting principles, the value of such Inventory on the Obligors’ books exceeded the cost to manufacture such Inventory; plus

(xiii)    [reserved]; plus

(xiv)    overpayments in cash of tariffs and other custom duties in an amount not to exceed $1,700,000 during the fiscal year ending December 31, 2023; plus

(xv)    one-time costs and expenses incurred during the fiscal year ending December 31, 2023 in respect of the closure of the facility located at 101 13th Avenue, Rock Island, Illinois 61201, in an aggregate amount not to exceed $1,000,000; plus

(xvi)    non-cash and cash losses or charges directly relating to the write-down or write-off of defective Inventory and credits to customers during the fiscal quarter ending June 30, 2023, in an aggregate amount not exceed $1,750,000; minus

(c)    to the extent included in determining consolidated net income for such period (without duplication), the sum of:

(i)    any non-cash charges previously added-back to determine EBITDA pursuant to clause (b)(v) above to the extent that, during such period such non-cash charges have become cash charges; plus

(ii)    any gain from extraordinary items during such period; plus

(iii)    refunds received in cash during such period from the overpayment of tariffs and other custom duties to the extent such overpayments were previously added-back to determine EBITDA pursuant to clause (b)(xiv) above; minus

(d)    to the extent included in determining consolidated net income for such period, any non-cash income or gains for such period.

For purposes of calculating EBITDA for any period, if during such period Parent or any of its Subsidiaries thereof shall have made a Permitted Acquisition or any other permitted Investment, the EBITDA for such period shall be calculated after giving Pro Forma Effect thereto, giving effect to such adjustments to EBITDA set forth herein that otherwise apply.

“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy”: as defined in Section 14.8.

“Eligible Account”: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars and is deemed by Agent, in its Permitted Discretion to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

(a)    for Accounts with payment terms of thirty (30) days or less, it is due or unpaid for more than the sooner of sixty (60) days after the original due date or ninety (90) days after the original invoice date;

(b)    for Accounts with payment terms of greater than thirty (30) days but not in excess of sixty (60) days, it is due or unpaid more than the sooner of sixty (60) days after the original due date or one hundred twenty (120) days after the original invoice date;

(c)    for Accounts with payment terms of greater than sixty (60) days, it is due or unpaid more than the sooner of sixty (60) days after the original due date or one hundred eighty (180) days after the original invoice date; provided that the aggregate amount of Accounts between one hundred fifty (150) and one hundred eighty (180) days past the original invoice date shall not exceed five percent (5%) of the amount of Eligible Accounts (prior to giving effect to the advance rate);

(d)    50% or more of the value of Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause (a);

(e)    to the extent, when aggregated with other Eligible Accounts owing by the Account Debtor, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor from time to time); provided, however, that in respect of each Investment Grade Account, the percentage in this clause (e) shall be 35%;

(f)    it does not conform with a covenant or representation herein;

(g)    it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof);

(h)    an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, is not Solvent, or is the target of any Sanction or on any specially designated nationals list maintained by OFAC; or the Borrowers are not able to bring suit or enforce remedies against the Account Debtor through judicial process;

(i)    the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, unless the Account is supported by a letter of credit (delivered to and directly drawable by Agent);

(j)    it is owing by a Governmental Authority, unless (i) the Account Debtor is the United States or any department, agency or instrumentality thereof and (ii) upon request of Agent, the Account has been assigned to Agent in compliance with the federal Assignment of Claims Act and taken such other actions as required by Agent in its Permitted Discretion;

(k)    it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien (other than non-consensual Permitted Liens, which in all cases are junior to Agent’s Lien thereon or are senior as a matter of law and are not yet due and payable);

(l)    the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale;

(m)    it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment;

(n)    its payment has been extended or the Account Debtor has made a partial payment;

(o)    it arises from a sale to an Affiliate of an Obligor, from a sale on a cash-on-delivery, bill-and-hold, sale‑or‑return, sale‑on‑approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes;

(p)    it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued;

(q)    it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof;

(r)    it is an Account derived from commission based services; or

(s)    it is an Account acquired in connection with a Permitted Acquisition, unless Agent has completed a field examination and legal diligence to the extent reasonably required to confirm the foregoing eligibility criteria with respect to such Accounts (which field examination and legal diligence may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Assignee”: (a) a Lender, Affiliate or branch of a Lender or Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent; or (c) during an Event of Default, any Person acceptable to Agent in its discretion.

“Eligible Cash”: cash and Cash Equivalents held in special accounts established in the United States by an Obligor at Bank of America and which is designated as an “Eligible Pledged Cash Account” by the Agent in its Permitted Discretion; provided that not more frequently than once per month (or a more frequent interval as the Agent may agree), each Borrower may, upon not less than two (2) Business Days’ prior written notice to the Agent, decrease the amount of Eligible Pledged Cash by withdrawing cash from its respective Eligible Pledged Cash Account(s), if (a) immediately before such withdrawal no Default or Event of Default exists or would exist after giving effect thereto, (b) prior to and after giving effect to such withdrawal, Availability shall not be less than zero, (c) upon the request of the Agent, the Borrowers deliver a Borrowing Base Certificate to the Agent reflecting solely the change in the Borrowing Base, after giving effect to such withdrawal, and (d) the Borrowing Base shall be reduced immediately upon such withdrawal.

“Eligible Equipment”: Equipment identified in the appraisal of Equipment delivered to the Agent prior to the Closing Date and the accompanying report prepared for the Agent identifying the value of such Equipment, as Agent in its Permitted Discretion has determined as of the Closing Date to be acceptable for borrowing against, and that complies with each of the representations and warranties respecting Eligible Equipment made in the Loan Documents. Without limiting the foregoing, no Equipment shall be Eligible Equipment unless:

(a)    it is located at an Eligible Location of a Borrower (or (i) in-transit between any Eligible Location or (ii) under repair or held for repair);

(b)    it meets all standards in all material respects imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law;

(c)    it is subject to a perfected first priority Agent’s Lien (other than those subject to Permitted Liens for Taxes and statutory Liens which (x) are not yet overdue or (y) have been disclosed to the Agent and are being Properly Contested);

(d)    it is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established;

(e)    a Borrower has good and valid title thereto;

(f)    a Borrower has actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower), including as a result of the lease thereof by a Borrower;

(g)    it is not “subject to” (within the meaning of Section 9-311 of the Code) any certificate of title (or comparable) statute (unless Agent has a first priority, perfected Lien under such statute and Agent has possession and custody of such certificate);

(h)    it meets, or is under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable safety or regulatory requirements applicable to it by law for the use for which it is intended or for which it is being used;

(i)    it is used or usable in the Ordinary Course of Business (other than Equipment under repair or held for repair for such purpose); and

(j)    its use or operation does not require proprietary software that is not freely assignable to Agent.

“Eligible Intellectual Property”: Intellectual Property of the Borrowers set forth on Schedule 1.1(d) that is also identified in the appraisal of Intellectual Property delivered to the Agent prior to the Closing Date and the accompanying report prepared for the Agent identifying the value of such Intellectual Property, as Agent in its Permitted Discretion from time to time determines to be acceptable for borrowing against, and that complies with each of the representations and warranties respecting Intellectual Property made in the Loan Documents. Without limiting the foregoing, Eligible Intellectual Property shall not include any item of Intellectual Property if:

(a)    a Borrower is not the owner of record of such Intellectual Property or such Borrower does not have good or valid title to such Intellectual Property;

(b)    such Intellectual Property is not validly issued, registered or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(c)    such Intellectual Property is not subject to a properly perfected, first priority Agent’s Lien that is enforceable against any subsequent purchasers or transferee thereof;

(d)    such Intellectual Property is subject to any licensing, trademark, trade name or other agreement with any third Person (i) which would require any consent of any third Person for the sale or disposition of such Intellectual Property (which consent has not been obtained) or the payment of any monies to any third Person upon such sale or other disposition (to the extent of such monies) or (ii) from whom any Obligor has received notice of a dispute in respect of such agreement, to the extent that the Agent determines, in its Permitted Discretion, that such dispute could be expected to prevent or impair the sale of such Intellectual Property;

(e)    such Intellectual Property is subject to any valid claim or assertion (whether in writing, by suit or otherwise) that any Obligor’s or any Subsidiary’s ownership or use of such Intellectual Property violates the Intellectual Property of any other Person (to the extent of any diminution in value resulting therefrom as determined by the Agent in its Permitted Discretion); or

(f)    such Intellectual Property is not included in the most recent appraisal of Intellectual Property received by the Agent from time to time in accordance with this Agreement.

“Eligible Location”: collectively, in respect of the Borrowers, the locations in the United States, Puerto Rico and Canada, identified on Schedule 1.1(e) attached hereto, as updated from time to time by Borrower Agent pursuant to Section 1.1(e).

“Eligible In-Transit Inventory”: Inventory owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of the Borrower within the United States, and that Agent, in its Permitted Discretion, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it:

(a)    is subject to (i) a negotiable bill of lading showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which bill of lading is in the possession of Agent or such other Person as Agent shall approve (a “Specified Negotiable BOL”) or (ii) a non-negotiable bill of lading or similar document providing for the right to take possession of the Inventory; provided, further, that compliance with this clause (a) shall be subject to Section 10.1.11;

(b)    is fully insured in a manner satisfactory to Agent;

(c)    is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations;

(d)    is subject to purchase orders and other sale documentation satisfactory to Agent, and title has passed to the applicable Borrower;

(e)    is shipped by a common carrier that is not affiliated with the vendor and is not the target of any Sanction or on any specially designated nationals list maintained by OFAC;

(f)    is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver; provided, further, that compliance with this clause (f) shall be subject to Section 10.1.11; and

(g)    is in transit for a period of not more than sixty (60) days.

“Eligible Inventory”: Inventory owned by a Borrower that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it:

(a)    is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies;

(b)    is not held on consignment, nor subject to any deposit or down payment;

(c)    is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale;

(d)    is not Eligible Slow-Moving Inventory, slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods;

(e)    meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law (except to the extent materials commonly incorporated in Inventory of the Borrowers constitutes hazardous materials under California’s Proposition 65 or similar laws under other jurisdictions);

(f)    conforms with the covenants and representations herein;

(g)    is subject to Agent's duly perfected, first priority Lien, and no other Lien (other than non-consensual Permitted Liens, which in all cases are junior to Agent’s Lien thereon or are senior as a matter of law and are not yet due and payable);

(h)    is within the continental United States, Puerto Rico or Canada, is not in transit except between locations of Borrowers (other than Eligible In-Transit Inventory), and is not consigned to any Person;

(i)    is not subject to any warehouse receipt or negotiable Document;

(j)    is not subject to any License or other arrangement that restricts such Borrower's or Agent's right to dispose of such Inventory, unless Agent has (x) received an appropriate Lien Waiver, (y) implemented Reserves, if any, in its Permitted Discretion to account for such License or (z) it otherwise determines in its Permitted Discretion that it could sell the inventory on satisfactory terms during the continuance of an Event of Default;

(k)    is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and

(l)    with respect to Inventory acquired in connection with a Permitted Acquisition, Agent has completed an appraisal, field examination, and legal diligence to the extent reasonably required to confirm the foregoing eligibility criteria with respect to such Inventory, in each case, reasonably satisfactory to the Agent (which appraisal, field examination, and legal diligence may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Real Estate”: Real Estate owned by a Borrower located at (i) 39 East Canal St Nelsonville, Ohio 45764 and (ii) 37601 Rocky Boots Way Logan, Ohio 43138, in each case, solely to the extent that such Real Estate is not otherwise excluded as ineligible by virtue of one or more of the criteria set forth below. Without limiting the foregoing, no Real Estate shall be Eligible Real Estate if:

(a)    an appraisal of such Real Estate has not been delivered to the Agent prior to the Closing Date, together with the accompanying report prepared for the Agent identifying the value of such Real Estate;

(b)    a Borrower does not have good, valid, and marketable fee thereto;

(c)    it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any Lien other than Liens of the type described in clauses (a), (c), (d), (g) or (h) of Section 10.2.2;

(d)    any covenant or representation herein with respect to such Real Estate has been breached in any material respect; or

(e)    Agent and the Lenders have not received the Related Real Estate Documents.

“Eligible Slow-Moving Inventory”: as of any date of determination, the excess portion of Inventory on hand consisting of finished goods and raw materials to the extent that, on such date of determination, there is greater than a twelve (12) month supply of such Inventory, based on (i) the previous twelve (12) months’ usage of such Inventory and/or (ii) the following twelve (12) months’ projected demand for such Inventory (including finished goods and raw materials Inventory comprised of new product lines not previously sold by Borrowers).

“Enforcement Action”: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

“Environmental Laws”: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

“Environmental Notice”: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

“Environmental Release”: a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest”: (a) the interest of any (i) shareholder in a corporation; (ii) partner in a partnership (whether general, limited, limited liability or joint venture); (iii) member in a limited liability company; or (iv) other Person having any other form of equity security or ownership interest; (b) all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); and (c) any stock appreciation rights and restricted stock units.

“ERISA”: the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event”: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in endangered or critical status; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

“Event of Default”: as defined in Section 11.

“Excluded Accounts”: (a) Deposit Accounts and Securities Accounts held exclusively for payroll, medical expenses and payments, pension and deferred compensation benefits, including any trusts established pursuant thereto, withholding taxes, social security taxes or sales taxes, (b) zero balance disbursement accounts and (c) other Deposit Accounts maintained in the Ordinary Course of Business containing cash amounts that do not exceed at any time $100,000 for any such account and $250,000 in the aggregate for all such accounts under this clause (c).

“Excluded Property”: collectively (a) any Property of a CFC or CFCHC or any direct or indirect subsidiary of a CFC; (b) motor vehicles or other assets subject to certificates of title or other registration statutes of the United States, any State or other jurisdiction unless Agent’s Lien thereon can be perfected by the filing of a UCC financing statement; (c) any intent-to-use United States trademark application for which neither (i) an amendment to allege use to bring the application into conformity with 15 U.S.C. §1051(c) has been filed with and accepted by the United States Patent and Trademark Office, nor (ii) a verified statement of use under 15 U.S.C. §1051(d) has been filed with and accepted by the United States Patent and Trademark Office; (d) any Borrower’s or Guarantor’s rights or interests in or under any license, contract or agreement to the extent, but only to the extent that such a grant would, under the terms of such license, contract or agreement, constitute or result in (i) the abandonment, invalidation or unenforceability of any material right, title or interest of such Borrower or Guarantor therein, or (ii) a breach, termination, or a default under such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including any bankruptcy or insolvency laws) or principles of equity), provided that (A) immediately upon either (1) an Event of Default under Section 11.1(j) or (2) the ineffectiveness, lapse or termination of any such term, the Collateral shall include, and such Borrower or Guarantor shall be deemed to have granted a security interest as of the Closing Date in, all such rights and interests as if such term had never been in effect, and (B) to the extent that any such lease, license, contract or agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all receivables from each Borrower’s or Guarantor’s performance under such license, contract or agreement and all proceeds resulting from the sale or disposition by each Borrower or Guarantor of any rights of each Borrower or Guarantor under such license, contract or agreement shall constitute Collateral; (e) Excluded Accounts; (f) voting Equity Interests of any CFC representing more than 65% of the outstanding voting Equity Interests of such CFC or such greater amount as Agent (in consultation with the Obligors) reasonably determines would not result in material adverse tax consequences to Parent and its Subsidiaries; and (g) upon Full Payment of the Term Loans and so long as the Payment Conditions are satisfied both before and after giving effect to any such release, all of each Obligor’s Intellectual Property, Equipment and real Property and any proceeds thereof; provided that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Subsidiary”: collectively (a) each Immaterial Subsidiary and (b) (i) any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”), (ii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCs (a “CFCHC”), (iii) any Subsidiary that owns no material assets other than the Capital Stock or indebtedness of one or more CFCHCs or CFCs and (iv) any direct or indirect Subsidiary of any CFC or CFCHC; provided that, as of the end of the most recently ended Fiscal Quarter, no Excluded Subsidiary, when taken together with all other Excluded Subsidiaries, shall have (a) assets in excess of 20.0% of consolidated total assets or (b) revenues for the period of four consecutive Fiscal Quarters ending on such date in excess of 20.0% of the combined revenues, in each case, of the Parent and its Subsidiaries for such period.

“Excluded Swap Obligation”: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a hedging agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

“Excluded Taxes”: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

“Exclusive Copyright License”: any material agreement now or hereafter in existence granting to any Obligor an exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any materials on which a United States Copyright is in existence or may come into existence.

“Existing Letters of Credit”: the letters of credit identified on Schedule 1.1(b).

“Extraordinary Expenses”: all documented out-of-pocket costs, expenses or advances incurred by Agent during an Event of Default or an Obligor’s Insolvency Proceeding, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Agent’s Liens, Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise or enforcement of any rights or remedies of Agent in, or the monitoring by Agent of, any Insolvency Proceeding; (d) settlement or satisfaction by Agent of taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action by Agent; (f) negotiation and documentation by Agent of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances by Agent; provided that the fees and expenses of any internal field examination shall be deemed to be out-of-pocket. Such out-of-pocket costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees (limited to one counsel and one local counsel in each applicable jurisdiction and, in the case of a conflict of interest, one additional counsel), appraisal fees, brokers’ and auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses, in each case, that are incurred by Agent.

“Extraordinary Receipts”: shall mean the Net Proceeds received by any Obligor or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds from the sale of Inventory), including: (a) proceeds under any insurance policy (including, without limitation, business interruption insurance) on account of damage or destruction of any assets or property of such Obligor or its Subsidiary, provided that so long as no Event of Default has occurred and is continuing, proceeds under business interruption shall not constitute Extraordinary Receipts, (b) proceeds under any representations and warranties insurance policy, (c) condemnation awards (and payments in lieu thereof), (d) indemnity payments and claims under acquisition agreements or purchase price adjustments (other than customary working capital adjustments).

“FATCA”: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate”: for any day, the per annum rate calculated by FRBNY based on such day's federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than zero.

“Fee Letter”: that certain Fee Letter, dated as of April 26, 2024, between the Parent and Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“FILO Accounts Percentage”: 5%; provided, however, that commencing on May 1, 2026, and continuing on the first day of each successive month thereafter until such percentage is reduced to 0%, such percentage shall be reduced by 0.4167%. (so that on the first date such percentage is reduced, it shall be 4.5833%, and so on until reduced to 0%).

“FILO Availability Amount”: on any date of determination, an amount equal to the sum of: (a) the FILO Accounts Percentage of the Value of Unenhanced Accounts, plus (b) the lesser of (x) the FILO Inventory Percentage of the Value of Eligible Inventory or (y) the FILO Inventory Percentage of the NOLV Percentage of Eligible Inventory.

“FILO Inventory Percentage”: 10%; provided, however, that commencing on May 1, 2026, and continuing on the first day of each successive month thereafter until such percentage is reduced to 0%, such percentage shall be reduced by 0.8333% (so that on the first date such percentage is reduced, it shall be 9.1667%, and so on until reduced to 0%).

“FILO Loans”: as defined in Section 2.1.1.

“Fiscal Quarter”: each period of three months, commencing on the first day of a Fiscal Year.

“Fiscal Year”: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

“Fixed Charge Coverage Ratio”: the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recently completed four Fiscal Quarter period, of (a) EBITDA minus the sum of (i) Capital Expenditures (except those financed with Borrowed Money other than Loans) and (ii) cash income taxes paid, to (b) Fixed Charges.

“Fixed Charges”: the sum of (a) interest expense (other than payment-in-kind), (b) scheduled principal payments made on Borrowed Money (other than Revolver Loans), and (c) Distributions paid in cash by Parent.

“FLSA”: the Fair Labor Standards Act of 1938.

“Flood Laws”: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

“Foreign Lender”: any Lender that is not a U.S. Person.

“Foreign Plan”: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

“FRBNY”: the Federal Reserve Bank of New York.

“Fronting Exposure”: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

“Full Payment”: with respect to any Obligations, (a) the full and indefeasible payment thereof (other than inchoate or contingent indemnification obligations as to which no claim has been made or notice given), including any interest, fees and other charges accruing during an Insolvency Proceeding or which would accrue but for the Insolvency Proceeding (in each case, whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) if such Obligations are contingent and either (i) a claim or demand for payment has been made on or prior to such time or (ii) there exist matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

“GAAP”: generally accepted accounting principles in effect in the United States from time to time.

“Governmental Approvals”: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities, including licenses related to Gun and Ammunitions Laws.

“Governmental Authority”: any federal, state, provincial, territorial, municipal, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Guarantor Payment”: as defined in Section 5.11.3.

“Guarantors”: each Person that guarantees payment or performance of Obligations.

“Guaranty”: each guaranty agreement executed by a Guarantor in favor of Agent.

“Gun and Ammunition Laws”: all present and future federal, state, provincial, local and foreign laws, rules, regulations, judgments, orders and ordinances that in any manner regulate the production, sale, import, export, distribution or possession of any firearms, ammunition or related products manufactured, distributed, held for sale or sold by an Obligor.

“Immaterial Subsidiary” shall mean any Subsidiary of the Parent that, as of the end of the most recently ended Fiscal Quarter, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 2.5% of consolidated total assets or (b) revenues for the period of four consecutive Fiscal Quarters ending on such date in excess of 2.5% of the combined revenues of the Parent and its Subsidiaries for such period; provided that in no event shall a Borrower or parent company of any Obligor be considered an Immaterial Subsidiary.

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of any obligation of an Obligor under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees”: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

“Insolvency Proceeding”: any case or proceeding commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property”: all intellectual property rights of a Person, including intellectual property rights in inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all Licenses and other rights to use any of the foregoing; and all books and records relating to the foregoing.

“Intellectual Property Claim”: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any of their Inventory, Equipment, Intellectual Property or other of their Property violates another Person’s Intellectual Property.

“Intellectual Property Filing”: (i) with respect to any Patent or Trademark, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form.

“Intellectual Property Security Agreement”: a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement, as applicable.

“Interest Payment Date”: (a) for each Term SOFR Loan, the last day of the applicable Interest Period, and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the first day of each calendar month.

“Interest Period”: as defined in Section 3.1.3.

“Inventory”: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in an Obligor’s business (but excluding Equipment).

“Inventory Reserve”: reserves established by Agent in its Permitted Discretion to reflect factors that may negatively impact the Value of Eligible Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

“Investment”: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

“Investment Grade Accounts”: Eligible Accounts owing from Account Debtors, which Account Debtor, or any parent thereof, has a credit rating of BBB- or Baa3 or higher as determined by S&P or Moody's, as applicable.

“IP Assignment”: a collateral assignment or security agreement pursuant to which an Obligor grants a Lien on its Intellectual Property to Agent, as security for any Obligations.

“IP Tranche”: the amount of the Term Loan attributable to Eligible Intellectual Property. As of the Closing Date, the aggregate amount of the Term Loan attributable to Eligible Intellectual Property is $33,600,000.

“IP Tranche Termination Date”: the earlier of (i) the Maturity Date and (ii) the date on which the IP Tranche is paid in full, as determined by Agent in its Permitted Discretion; provided that all voluntary prepayments applicable to the IP Tranche shall be applied in accordance with Section 5.2.2.

“IRS”: the United States Internal Revenue Service.

“Issuing Bank”: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.2.4.

“Issuing Bank Indemnitees”: Issuing Bank and its officers, directors, employees, Affiliates, branches, agents, advisors, attorneys and other representatives in connection with the credit facility and other transactions contemplated by the Loan Documents.

“LC Application”: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

“LC Conditions”: upon giving effect to issuance of a Letter of Credit, (a) the conditions in Section 6 are satisfied; (b) total LC Obligations do not exceed the Letter of Credit Subline and Revolver Usage does not exceed the Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

“LC Documents”: all documents, instruments and agreements (including requests and applications) delivered by any Borrower or other Person to Issuing Bank or Agent in connection with a Letter of Credit.

“LC Obligations”: the sum of (a) all amounts owing by Borrowers for draws under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

“LC Request”: a request by Borrower Agent for issuance of a Letter of Credit, in form satisfactory to Agent and Issuing Bank.

“Lender Indemnitees”: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, branches, agents, advisors, attorneys and other representatives in connection with the credit facility and other transactions contemplated by the Loan Documents.

“Lenders”: lenders party to this Agreement (including Agent in its capacity as provider of Swingline Loans or Protective Advances) and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

“Lending Office”: the office (including any domestic or foreign Affiliate or branch) designated as such by Agent, a Lender or Issuing Bank by notice to Borrower Agent and, if applicable, Agent.

“Letter of Credit”: any standby or documentary letter of credit, foreign guaranty, documentary bankers’ acceptance, indemnity, reimbursement agreement or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

“Letter of Credit Subline”: $5,000,000.

“License”: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Licensor”: any Person from whom an Obligor obtains the right to use any Intellectual Property.

“Lien”: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Lien Waiver”: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

“Loan”: a Revolver Loan (including, without limitation, any FILO Loan) or a Term Loan, as the context may require.

“Loan Documents”: this Agreement, Other Agreements and Security Documents.

“Margin Stock”: as defined in Regulation U of the Federal Reserve Board of Governors.

“Material Adverse Effect”: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, has or could be reasonably expected to (a) have a material adverse effect on the business, operations, Properties or financial condition of the Obligors and their Subsidiaries, taken as a whole; (b) have a material adverse effect on the value of the Collateral taken as a whole, the enforceability of any of this Agreement or any Loan Document in respect of the Collateral, or the validity or priority of Agent’s Lien on any material Collateral; (c) materially impair the ability of the Obligors taken as a whole to perform their obligations under the Loan Documents, including repayment of any Obligations; or (d) otherwise materially impair the ability of Agent or any Lender to enforce their rights and remedies under the Loan Documents.

“Maturity Date”: April 26, 2029; provided that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Moody’s”: Moody’s Investors Service, Inc. or any successor reasonably acceptable to Agent.

“Mortgage”: a mortgage or deed of trust in which an Obligor grants a Lien on its Real Estate to Agent, as security for its Obligations.

“Mortgaged Real Estate”: any owned Real Estate of an Obligor that is or will become encumbered by a Mortgage in favor of the Agent in accordance with the terms of this Agreement.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds”:

(a)    with respect to an Asset Disposition (including any condemnation or expropriation event), proceeds (including, when received, any deferred or escrowed payments) received by an Obligor in cash from such disposition or event, net of (i) reasonable and customary costs, fees and expenses actually incurred in connection therewith, including legal fees, investment banking fees, surveys costs, title insurance premiums and sales commissions; (ii) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (iii) income, transfer or similar taxes properly attributable to such Asset Disposition; and (iv) reserves for indemnities and contingent liabilities properly attributable to such Asset Disposition, until such reserves are no longer needed; and

(b)    with respect to any Extraordinary Receipts received by any Obligor, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Obligor in connection therewith after deducting therefrom only (i) the amount of any Debt secured by any Permitted Lien on any asset (other than the Obligations) and which is required to be, and is, repaid in connection with such Extraordinary Receipt; (ii) reasonable and customary fees, commissions and expenses incurred in connection therewith and required to be paid by such Obligor or such Subsidiary in connection with such Extraordinary Receipt, including without limitation fees, commissions, and expenses of legal advisors, accounting advisors, financial advisors, investment bankers, and selling advisors; and (iii) transfer or similar taxes properly attributable to such Extraordinary Receipts.

“NOLV Percentage”: the net orderly liquidation value of Inventory, expressed as a percentage expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

“Notice of Borrowing”: a request by Borrower Agent for a Borrowing, in form satisfactory to Agent.

“Notice of Conversion/Continuation”: a request by Borrower Agent for conversion or continuation of a Loan as a Term SOFR Loan, in form satisfactory to Agent.

“Obligations”: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, including interest that accrues following the commencement of an Insolvency Proceeding or which would accrue but for the commencement of such Insolvency Proceeding (whether or not allowed in such proceeding), (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Obligor”: each Borrower, Guarantor and other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations. For the avoidance of doubt, no Excluded Subsidiary shall be an Obligor.

“OFAC”: Office of Foreign Assets Control of the U.S. Treasury Department.

“Ordinary Course of Business”: the ordinary course of business of any Obligor or Subsidiary, consistent with Applicable Law and past practices.

“Organic Documents”: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders’ agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“Original Loan Agreement”: as defined in the recitals of this Agreement.

“OSHA”: the Occupational Safety and Hazard Act of 1970.

“Other Agreement”: each LC Document, Fee Letter, Lien Waiver, Related Real Estate Document, Compliance Certificate, Borrower Material, or other fee letter, note, document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

“Other Connection Taxes”: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

“Overadvance”: the amount by which Revolver Usage exceeds the Borrowing Base at any time.

“Parent”: as defined in the introductory paragraph hereto.

“Participant”: as defined in Section 13.2.

“Patent Security Agreement”: each patent security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor’s interests in its patents and patent applications, as security for the Obligations.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Payment Conditions”: with respect to any transaction that references the Payment Conditions:

(a)    no Default or Event of Default has occurred and is continuing or would result from such transaction;

(b)    either:

(i)    both (A) Availability is not less than the greater of (x) $18,750,000 and (y) 15% of the Borrowing Base on the date of such transaction and for each of the thirty days immediately preceding such transaction, in each case after giving pro forma effect to such transactions (including the making of any Loans in connection therewith) and (B) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00, both before and after giving pro forma effect to such transaction; or

(ii)    Availability is not less than the greater of (x) $26,250,000 and (y) 20% of the Borrowing Base on the date of such transaction and for each of the thirty days immediately preceding such transaction, in each case after giving pro forma effect to such transactions (including the making of any Loans in connection therewith); and

(c)    Lender shall have received a certificate of a Senior Officer certifying as to compliance with the Payment Conditions and demonstrating (in reasonable detail) the calculations required thereby.

“Payment Item”: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

“PBGC”: the Pension Benefit Guaranty Corporation.

“Pension Funding Rules”: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“Permitted Acquisition”: any Acquisition as long as all of the following conditions are satisfied:

(a)    Payment Conditions are satisfied;

(b)    the Acquisition is consensual;

(c)    not less than 10 days prior to the consummation of the Acquisition, Agent shall have (i) received an acquisition summary with respect to the Person and/or business or division acquired or to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent twelve (12) month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of such Acquisition (as currently contemplated as of such date and it being understood that such terms may remain under negotiation), and (ii) received the Borrower Agent’s projected calculations (in reasonable detail) of Obligors’ compliance on a Pro Forma Basis with the requirements set forth in clause (a) above;

(d)    the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States;

(e)    the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition;

(f)    to the extent the business being acquired or the Person whose Equity Interests are being acquired had EBITDA during the 12-consecutive-month period most recently concluded prior to the date of the proposed Acquisition greater than or equal to $3,000,000, not less than 10 days prior to the consummation of any such Acquisition, Agent shall have received a quality of earnings report, in form and substance reasonably satisfactory to Agent, with respect to the Person whose assets or Equity Interests are being acquired;

(g)    the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries;

(h)    Borrower Agent deliver to Agent, at least 10 Business Days prior to the Acquisition (or such later date as may be agreed by the Agent), copies of all material agreements relating thereto and a certificate, in form reasonably satisfactory to the Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements; and

(i)    the total purchase consideration payable (directly or indirectly) in respect of all Acquisitions (including the proposed Acquisition) shall not exceed $50,000,000 in the aggregate during the term of this Agreement or $20,000,000 in the aggregate during any Fiscal Year.

“Permitted Contingent Obligations”: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) relating to Swaps permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted hereunder; (f) in respect of obligations or liabilities of any other Obligor permitted hereunder, arising from the guaranty by one Obligor of Debt otherwise permitted under Section 10.2.1 of another Obligor (provided that if such Debt is unsecured and/or subordinated, then the guaranty thereof must be similarly unsecured and/or subordinated, as applicable, on substantially the same terms as such Debt); or (g) in an aggregate amount of $500,000 or less at any time.

“Permitted Debt”: as defined in Section 10.2.1.

“Permitted Discretion”: a determination made in good faith, using reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Lien”: as defined in Section 10.2.2.

“Permitted Purchase Money Debt”: Purchase Money Debt of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $5,000,000 at any time.

“Person”: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

“Plan”: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

“Platform”: as defined in Section 14.3.3.

“Pledge Agreement”: the Amended and Restated Pledge Agreement dated as of the date hereof by Obligors in favor of Agent on behalf of the Lenders granting a security interest in the Equity Interests owned by Obligors (as amended, restated, extended, supplemented or otherwise modified in writing from time to time).

“PPE Tranche”: the amount of the Term Loan attributable to Eligible Equipment and Eligible Real Estate. As of the Closing Date, the aggregate amount of the Term Loan attributable to Eligible Equipment and Eligible Real Estate is $16,400,000.

“Prime Rate”: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

“Pro Forma Basis” or “Pro Forma Effect” shall mean, in connection with any calculation of compliance with any financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Debt (other than Loans, except to the extent same is incurred to refinance other outstanding Debt or to finance a Permitted Acquisition) after the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) as if such Debt had been incurred (and the proceeds thereof applied) on the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered), (x) the permanent repayment of any Debt (other than Loans except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) as if such Debt had been retired or redeemed on the first day of the relevant test period (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered), (y) any disposition of assets constituting a business, division, product line, manufacturing facility or distribution facility of any Subsidiary of the Parent or of the Equity Interests of any Subsidiary of the Parent and/or (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the test period most recently ended prior to the date of any such Permitted Acquisition (or, if no test period has ended as of such time, for the period of four consecutive Fiscal Quarters of the Parent then most recently ended for which financial statements have been delivered) and on or prior to the date of the Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

“Pro Rata”: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment and outstanding Term Loans by the aggregate outstanding Revolver Commitments and Term Loans; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate outstanding Loans and LC Obligations or, if all Loans and LC Obligations have been paid in full and/or Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

“Properly Contested”: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not be reasonably expected to have a Material Adverse Effect; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Protective Advances”: as defined in Section 2.1.7.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

“Purchase Money Debt”: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Debt (other than the Obligations) incurred within 30 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases in principal amount other than in respect of accrued interest and fees and expenses in connection with a refinancing) of any of the foregoing.

“Purchase Money Lien”: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.

“Qualified ECP”: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under Section 1a(18)(A)(v)(II) of such act.

“Real Estate”: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

“Recipient”: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

“Recordable Intellectual Property”: (i) any Patent issued or applied for issuance with the United States Patent and Trademark Office, (ii) any Trademark registered or applied for registration with the United States Patent and Trademark Office, (iii) any Copyright registered or applied for registration with the United States Copyright Office, and (iv) any Exclusive Copyright License.

“Refinancing Conditions”: for Refinancing Debt: (i) no Default or Event of Default exists upon giving effect to the Refinancing Debt and such Debt, when compared to the Debt being extended, renewed or refinanced, (ii) does not have a greater principal amount (except for an increase in an aggregate principal amount resulting solely from the amount of any fees, premiums or expenses payable in connection therewith and, without duplication, accrued and unpaid interest thereon and any capitalized or payment-in-kind interest) or interest rate, earlier final maturity or shorter weighted average life, (iii) is subordinated to the Obligations to at least the same extent, (iv) has representations, covenants, defaults and other terms, taken as a whole, not materially less favorable to Borrowers, and (v) has no additional obligor, guarantor, Lien, or other recourse to any Person or Property.

“Refinancing Debt”: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).

“Reimbursement Date”: as defined in Section 2.2.2.

“Related Real Estate Documents”: with respect to any Eligible Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Agent and received by Agent for review:

(a)    all information reasonably requested by Agent or any Lender for due diligence pursuant to Flood Laws;

(b)    a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, by an insurer acceptable to Agent, which must be fully paid on such effective date;

(c)    such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate;

(d)    a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor acceptable to Agent;

(e)    a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage as required by Flood Laws or otherwise satisfactory to each Lender;

(f)    a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders;

(g)    an environmental assessment, prepared by environmental engineers acceptable to Agent, an environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as Agent may reasonably require, all in form and substance satisfactory to Required Lenders; and

(h)    such other documents, instruments or agreements as Agent may reasonably require with respect to the Real Estate and Mortgage.

“Relevant Governmental Body”: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

“Reno Distribution Center”: means that certain distribution center located at 425 E. Sydney Suite 110, McCarren, NV 89434, containing approximately 350,000 sq. ft. of working space, pursuant to that certain lease agreement between Gonsalves & Santucci, Inc. and Rocky Brands US, LLC dated as of May 25, 2021.

“Rent and Charges Reserve”: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral that could negatively impact the Borrowing Base; and (b) a reserve at least equal to three months rent and other charges payable to any such Person, unless it has executed a Lien Waiver.

“Report”: as defined in Section 12.2.3.

“Reportable Event”: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Required Lenders”: Secured Parties holding (and at any time there are two or more Lenders, at least two non-Affiliate Lenders holding) more than 50% of (a) the aggregate outstanding Revolver Commitments and aggregate outstanding Term Loans; or (b) after termination of the Revolver Commitments, the aggregate outstanding Loans and LC Obligations or, upon Full Payment of all Loans and LC Obligations, the aggregate remaining Obligations; provided, that Commitments, Loans and other Obligations held by a Defaulting Lender and its Affiliates and branches shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Loan or LC Obligation by the Lender (including in its capacity as Issuing Bank) that funded the applicable Loan or issued the applicable Letter of Credit.

“Required Revolver Lenders”: two or more unaffiliated Revolver Lenders holding more than 50% of (a) the Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Revolver Loans and LC Obligations or, if all Revolver Loans and LC Obligations have been paid in full, the aggregate remaining Obligations in respect of the Revolver Loans and Letters of Credit; provided, however, that Revolver Commitments, Revolver Loans and other Obligations in respect of the Revolver Loans and Letters of Credit held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit.

“Rescindable Amount”: as defined in Section 4.1.3(c).

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restrictive Agreement”: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay the Obligations, to grant Liens on any assets to secure the Obligations, to declare or make Distributions to a Borrower, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Revolver Commitment”: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1(a), as hereafter modified pursuant to Section 2.1.8 or an Assignment to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders. As of the Closing Date the aggregate Revolver Commitments of all Lenders equals $175,000,000.

“Revolver Lender”: at any time, any Lender that has a Revolver Commitment at such time, or at any time after the Revolver Commitments have been terminated, any Lender that holds Revolver Loans at such time.

“Revolver Loan”: a loan made pursuant to Section 2.1.1 (including, without limitation, any FILO Loan), and any Swingline Loan, Overadvance Loan or Protective Advance.

“Revolver Usage”: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

“RP Reserve”: as defined in Section 10.2.4.

“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor reasonably acceptable to Agent.

“Sanction”: a sanction administered or enforced by the U.S. government, UN Security Council, European Union, U.K. government or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by OFAC.

“Scheduled Unavailability Date”: as defined in Section 3.6.2.

“Secured Bank Product Obligations”: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

“Secured Bank Product Provider”: (a) Bank of America or any of its Affiliates or branches; and (b) any other Lender or Affiliate or branch of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

“Secured Parties”: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

“Security Documents”: the Pledge Agreement, the Guaranties, IP Assignments, Deposit Account Control Agreements, Mortgages, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Officer”: the chairman of the board, president, chief executive officer or chief financial officer of Parent.

“Settlement Report”: a report summarizing Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.

“SOFR”: the secured overnight financing rate as administered by FRBNY (or a successor administrator).

“SOFR Adjustment”: (a) with respect to Daily Simple SOFR, 0.10%, and (b) with respect to Term SOFR, (i) 0.10% for a one month Interest Period, (ii) 0.15% for a three month Interest Period and (iii) 0.25% for a six month Interest Period.

“Solvent”: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Negotiable BOL” has the meaning specified in the definition of Eligible In-Transit Inventory.

“Specified Obligor”: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

“Stated Amount”: the outstanding amount of a Letter of Credit, including any automatic increase or tolerance (whether or not then in effect) provided by the Letter of Credit or related LC Documents.

“Subordinated Debt”: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent .

“Subsidiary”: any entity more than 50% of whose voting securities or Equity Interests is owned by an Obligor or combination of Obligors (including indirect ownership through other entities in which an Obligor directly or indirectly owns more than 50% of the voting securities or Equity Interests).

“Successor Rate”: as defined in Section 3.6.2.

“Swap”: as defined in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligations”: obligations under an agreement relating to a Swap.

“Swingline Loan”: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: for any Term Lender, the obligation of such Term Lender to make a Term Loan hereunder, up to the principal amount shown on Schedule 1.1(a). The Term Commitment is comprised of the IP Tranche and the PPE Tranche and, as of the Closing Date, the aggregate Term Commitment is $50,000,000.

“Term Facility”: at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time. The Term Facility is comprised of the IP Tranche and the PPE Tranche.

“Term Lender”: at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan”: an advance made by any Term Lender under the Term Facility.

“Term SOFR”: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then the Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan”: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

“Term SOFR Revolver Loan”: a Revolver Loan that bears interest based on clause (a) on the definition of Term SOFR.

“Term SOFR Term Loan”: a Term Loan that bears interest based on clause (a) of the definition of Term SOFR.

“Term SOFR Replacement Date”: as defined in Section 3.6.2.

“Term SOFR Screen Rate”: the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Agent from time to time).

“Trademark Security Agreement”: each trademark security agreement pursuant to which an Obligor grants (or purports to grant) to Agent, for the benefit of Secured Parties, a Lien on and security interest in such Obligor’s interests in trademarks, as security for the Obligations.

“Transactions”: collectively, (a) the execution, delivery and performance by the Obligors of the Loan Documents and (b) the Closing Date Refinancing.

“Transferee”: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

“Trigger Period (Dominion)”: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability has been less than the greater of (x) $11,250,000 or (y) 10% of the Borrowing Base for three consecutive Business Days; and (b) continuing until (i) no Event of Default has existed and (ii) during each of the preceding 30 consecutive days, Availability has been more than the greater of $11,250,000 and 10% of the Borrowing Base.

“Trigger Period (FCCR)”: the period (a) commencing on any day that Availability is less than the greater of (x) $11,250,000 or (y) 10% of the Borrowing Base; and (b) continuing until, during each of the preceding 30 consecutive days, Availability has been more than the greater of $11,250,000 and 10% of the Borrowing Base.

“Trigger Period (Reporting)”: the period (a) commencing on any day that (i) an Event of Default occurs or (ii) Availability has been less than the greater of (x) $18,7500,000 or (y) 15% of the Borrowing Base for three consecutive Business Days; and (b) continuing until (i) no Event of Default has existed and (ii) during each of the preceding 30 consecutive days, Availability has been more than the greater of $18,750,000 and 15% of the Borrowing Base.

“UCC”: the Uniform Commercial Code as in effect from time to time in the relevant U.S. jurisdiction.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unenhanced Accounts”: Eligible Accounts that are not Investment Grade Accounts or Credit Insured Accounts.

“Unused Line Fee Rate”: a per annum rate equal to 0.25%.

“US Footwear Acquisition”: the purchase of all of the issued and outstanding shares of Equity Interests of US Footwear Holdings LLC and the other Acquired Companies (as defined in the Purchase Agreement), together with the Additional Acquired Assets (as defined in the Purchase Agreement) and other assets in each case by Parent and certain of its Subsidiaries pursuant to the Purchase Agreement, dated as of January 24, 2021 (the “Purchase Agreement”), among Honeywell Safety Products USA, Inc., North Safety Products Limited, Honeywell Safety Products (UK) Limited, North Safety De Mexicali S De R.I. De C.V., Honeywell (China) Co. Ltd., and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“U.S. Government Securities Business Day”: any Business Day, except any day on which the Securities Industry and Financial Markets Association, New York Stock Exchange or FRBNY is not open for business because the day is a legal holiday under New York law or U.S. federal law.

“U.S. Person”: “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 5.10.2(b)(iii).

“Value”: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Obligors and their Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.    ACCOUNTING TERMS. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Parent and its Subsidiaries delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Parent may adopt a change required or permitted by GAAP after the Closing Date as long as Parents’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner reasonably satisfactory to Required Lenders to address the change. Upon request by Agent or Required Lenders, Borrowers’ financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP.

1.3.    UNIFORM COMMERCIAL CODE. As used herein, the following terms are defined in accordance with the UCC in effect from time to time in the relevant jurisdiction: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document”, “Equipment,” “General Intangibles”, “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account” and “Supporting Obligation.”

1.4.    CERTAIN MATTERS OF CONSTRUCTION. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” the rule of ejusdem generis shall not apply to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; or (f) time of day means the time at Agent’s notice address under Section 14.3.1. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise reasonably satisfactory to Agent (and not necessarily calculated in accordance with GAAP). No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer.

1.5.    LLC DIVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2.    CREDIT FACILITIES

2.1.    THE COMMITMENTS

2.1.1.    Revolver Commitments. Each Revolver Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans in Dollars to Borrowers from time to time through the Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Revolver Lenders have any obligation to honor a request for a Revolver Loan if Revolver Usage at such time plus the requested Revolver Loan would exceed the Borrowing Base. Notwithstanding anything to the contrary contained herein and so long as the FILO Availability Amount is in effect, it is understood and agreed that all Revolver Loans shall be deemed to be made first based on the FILO Availability Amount (to the extent any such amount is available) prior to any other component of the Borrowing Base (such Revolver Loans made based on the FILO Availability Amount being referred to herein as, “FILO Loans”). For the avoidance of doubt, it is understood and agreed that any “Loans” issued pursuant to, and as defined in, the Original Loan Agreement, that are outstanding as of the Closing Date shall be deemed Revolver Loans reissued hereunder and subject to the terms hereof.

2.1.2.    Term Loans. Each Term Lender agrees, severally on a Pro Rata basis up to its Term Commitment, on the terms set forth herein, to make a Term Loan in Dollars to Borrowers. The Term Loans shall be funded by the Term Lenders on the Closing Date. The Term Commitment of each Term Lender shall expire upon the funding by the Term Lenders of the Term Loans in accordance with this Section 2.1.2. Once repaid, whether such repayment is voluntary or required, the Term Loan may not be reborrowed. The Term Loan shall bear interest as set forth in Section 3.1. The Term Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or Term SOFR Loans. The Term Loan shall be repaid in accordance with the terms of this Agreement. Upon Full Payment of the Term Loans, each Secured Party agrees that any Collateral comprised of Intellectual Property, Equipment or Real Estate shall be promptly released from the Liens of the Secured Parties, and thereafter shall be Excluded Property so long as, both before and after giving effect to any such release, the Payment Conditions are satisfied.

2.1.3.    Notes. Loans and interest accruing thereon shall be evidenced by the records of Agent and the applicable Lender. At the request of a Lender, Borrowers shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.4.    Use of Proceeds. The proceeds of the Loans shall be used by Borrowers solely (a) to consummate the Closing Date Refinancing; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for lawful corporate purposes of Borrowers, including working capital. Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any margin stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Secured Party or other individual or entity participating in any transaction).

2.1.5.    Voluntary Reduction or Termination of Revolver Commitments. Upon at least 10 days’ prior written notice to Agent at any time, Borrowers may (a) terminate or reduce the Revolver Commitments or (b) permanently terminate Borrowers’ ability to obtain any FILO Loans; provided that the FILO Availability Amount is permanently reduced to zero). Each reduction shall be in a minimum amount of $5,000,000 or an increment of $1,000,000 in excess thereof (or such lesser amount to reduce the FILO Availability Amount to zero), and shall be specified in the notice. Any notice of termination or reduction by Borrowers shall be irrevocable.

2.1.6.    Overadvances. Any Overadvance shall be repaid by Borrowers upon demand by Agent, and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Agent may require Lenders to fund Base Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed, together with the principal amount of any outstanding Protective Advances, 10% of the Borrowing Base and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Revolver Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. No funding or sufferance of an Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.7.    Protective Advances. Agent shall be authorized, in its discretion, at any time that any condition in Section 6 is not satisfied, to make Base Rate Revolver Loans (“Protective Advances”) (a) up to an aggregate amount of, together with the principal amount of any outstanding Overadvances, the greater of (i) 7.5% of the Borrowing Base at the time of determination (provided that the aggregate amount under this subclause (a)(i) shall not exceed $11,250,000) and (ii) $7,500,000, if Agent deems such Revolver Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, as long as such Revolver Loans do not cause Revolver Usage to exceed the aggregate Revolver Commitments; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including interest, costs, fees and expenses. Lenders shall participate on a Pro Rata basis in Protective Advances outstanding from time to time. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. No funding of a Protective Advance shall constitute a waiver by Agent or Lenders of any Event of Default relating thereto. No Obligor shall be a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.8.    Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon not less than 10 Business Days’ (or such shorter period as may be acceptable to Agent) notice to Agent, as long as (a) the requested increase is in a minimum amount of $5,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) the total increases under this Section do not exceed $50,000,000 and (c) no more than five increases are made. Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Total Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, provided (i) the conditions set forth in Section 6.2 are satisfied at such time and (ii) flood insurance diligence and documentation have been completed as required by all Flood Laws or otherwise in a manner satisfactory to all Lenders. Agent, Borrowers, and the new and existing Lenders shall execute and deliver such documents and agreements as Agent reasonably deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent as necessary, in accordance with Lenders’ adjusted shares of Revolver Commitments.

2.2.    LETTER OF CREDIT FACILITY

2.2.1.    Issuance of Letters of Credit. Issuing Bank shall issue Letters of Credit for the account of any Borrower or its Subsidiaries from time to time until the Commitment Termination Date, on the terms set forth herein, including the following:

(a)    Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days (or such shorter period as may be agreed by Issuing Bank) prior to the requested date of issuance; (ii) each LC Condition is satisfied on the requested date of issuance; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Revolver Lenders that a LC Condition has not been satisfied, Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)    Letters of Credit may be requested by a Borrower to support obligations constituting lawful corporate purposes of the Borrowers and their Subsidiaries, including Investments, working capital and other general corporate purposes. Increase, renewal or extension of a Letter of Credit shall be treated as issuance of a new Letter of Credit, but Issuing Bank may require a new LC Application in its reasonable discretion.

(c)    Obligors assume all risks of beneficiaries’ acts, omissions or misuses of Letters of Credit. None of Agent, Issuing Bank or Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial, incomplete or failed shipment of any goods referred to in a Letter of Credit or Documents; deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; breach of contract between a shipper or vendor and an Obligor; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; misapplication by a beneficiary of a Letter of Credit or proceeds thereof; or consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority.

(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or other Communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may use legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act (and shall be fully protected in any action taken in good faith reliance) upon any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.2.2.    Reimbursement; Participations.

(a)    If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, unless Borrower Agent notifies Agent that such payment will be made through other means, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b)    Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession.

(c)    The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; a draft, certificate or other document presented under a Letter of Credit being determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; honor of an electronic demand for payment even if a draft is required; payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make any express or implied warranty, representation or guaranty to Lenders with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d)    No Indemnitee shall be liable to any Obligor, Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of such Indemnitee’s bad faith, gross negligence or willful misconduct.

2.2.3.    Cash Collateral. At Agent’s or Issuing Bank’s request, Borrowers shall Cash Collateralize (a) the Fronting Exposure of any Defaulting Lender; and (b) all outstanding Letters of Credit if an Event of Default exists, the Maturity Date is scheduled to occur within 20 Business Days or the Commitment Termination Date occurs. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.2.4.    Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers, and any resignation of Agent hereunder shall automatically constitute its concurrent resignation as Issuing Bank. From the effective date of its resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall otherwise have all rights and obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. A replacement Issuing Bank may be appointed by written agreement among Agent, Borrower Agent and the new Issuing Bank.

SECTION 3.    INTEREST, FEES AND CHARGES

3.1.    INTEREST

3.1.1.    Rates and Payment of Interest.

(a)    The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a Term SOFR Loan, at Term SOFR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans.

(b)    During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.

(c)    Interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, as applicable until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Loans is due and payable in arrears (i) on each Interest Payment Date; (ii) concurrently with prepayment of any Loan, with respect to the principal amount being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the applicable agreements or, if no payment date is specified, on demand.

3.1.2.    Application of Term SOFR to Outstanding Loans.

(a)    Borrowers may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.

(b)    Borrower Agent shall give Agent a Notice of Conversion/Continuation no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrowers have failed to deliver a Notice of Conversion/Continuation, the Loan shall convert into a Base Rate Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Successor Rate), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. Agent may select information source(s) in its discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

3.1.3.    Interest Periods. Borrowers shall select an interest period (“Interest Period”) of one month, three months or six months (in each case, subject to availability) to apply to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire on the numerically corresponding day in the calendar month at its end; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the ending month, then the Interest Period shall expire on the end month's last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

3.2.    FEES

3.2.1.    Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of the Revolver Lenders, a fee equal to the Unused Line Fee Rate times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any calendar month. Such fee shall be payable in arrears, on the first day of each calendar month and on the Commitment Termination Date.

3.2.2.    LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the Revolver Lenders, a fee equal to the Applicable Margin in effect for Term SOFR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears on the first day of each calendar month, (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each calendar month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3.    Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.3.    COMPUTATION OF INTEREST, FEES, YIELD PROTECTION. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be computed for actual days elapsed, based on a year of 365 or 366 days, as applicable. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fee, interest rate or amounts payable hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9 that is submitted to Borrower Agent by Agent or the affected Lender shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4.    REIMBURSEMENT OBLIGATIONS. Obligors shall pay all Claims promptly upon request. Obligors shall also reimburse Agent for all reasonable and documented out-of-pocket legal (limited to one counsel for Agent and one local counsel for Agent in each relevant jurisdiction, and, in the case of a conflict of interest, one additional primary counsel and one additional local counsel in each jurisdiction), accounting, consulting, field exam, quality of earning reporting, and other reasonable and documented out-of-pocket (provided that the fees and expenses of any internal field examination shall be deemed to be out-of-pocket) fees and expenses incurred by it in connection with (a) negotiation and preparation of Loan Documents, including any modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral, and (c) subject to the limits of Section 10.1.1(b), each quality of earnings report, audit or examination with respect to any Obligor or Collateral by Agent’s internal personnel or a third party. All legal, accounting and consulting fees may be charged to Obligors by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates or branches may have with such professionals that otherwise might apply to this or any other transaction. Obligors acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate information in Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Obligors shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid.

3.5.    ILLEGALITY. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder, to make, maintain, issue, fund or commit to, participate in, or charge applicable interest or fees with respect to any Loan or Letter of Credit, or to determine or charge interest or fees based on SOFR or Term SOFR, then, on notice thereof by such Lender to Agent, (a) any obligation of such Lender to perform such obligations, to make, maintain, issue, fund, commit to or participate in the Loan or Letter of Credit (or to charge interest or fees otherwise applicable thereto), or to continue or convert Loans as Term SOFR Loans, shall be suspended and Borrowers shall make such appropriate accommodations regarding affected Letters of Credit as such Lender may reasonably request, (b) if such notice asserts the illegality of such Lender to make or maintain Base Rate Loans whose interest rate is determined by reference to Term SOFR, the interest rate applicable to such Lender's Base Rate Loans shall, as necessary to avoid such illegality, be determined by Agent without reference to the Term SOFR component of Base Rate, in each case until such Lender notifies Agent that the circumstances giving rise to Lender's determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or convert Term SOFR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the Loan and charge applicable interest to such day, or immediately, if such Lender cannot so maintain the Loan. Upon any such prepayment or conversion of a Loan pursuant to this Section, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6.    INABILITY TO DETERMINE RATES

3.6.1.    Inability to Determine Rate. If in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof, as applicable, (a) Agent determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate has been determined in accordance with Section 3.6.2, and the circumstances under Section 3.6.2(a) or the Scheduled Unavailability Date has occurred (as applicable), or (ii) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (b) Agent or Required Lenders determine that for any reason Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify Borrowers and Lenders. Thereafter, (x) the obligation of Lenders to make, maintain, or convert Base Rate Loans to, Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of Base Rate, the utilization of such component in determining Base Rate shall be suspended, in each case until Agent (or, in the case of a determination by Required Lenders described above, until Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (I) Borrowers may revoke any pending request for a Borrowing, conversion or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans, and (II) any outstanding Term SOFR Loans shall convert to Base Rate Loans at the end of their respective Interest Periods.

3.6.2.    Successor Rates. Notwithstanding anything to the contrary in any Loan Document, if Agent determines (which determination shall be conclusive absent manifest error), or Borrower Agent or Required Lenders notify Agent (with, in the case of the Required Lenders, a copy to Borrower Agent) that Borrowers or Required Lenders (as applicable) have determined, that:

(a)    adequate and reasonable means do not exist for ascertaining one, three and six month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or

(b)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Agent, CME or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided, that at the time of such statement, there is no successor administrator satisfactory to Agent that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one, three and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, “Scheduled Unavailability Date”);

then, on a date and time determined by Agent (any such date, “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other applicable Loan Document with Daily Simple SOFR plus the SOFR Adjustment, for any payment period for interest calculated that can be determined by Agent, in each case, without any amendment to, or further action or consent of any other party to, any Loan Document (“Successor Rate”). If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (x) if Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date or (y) if the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Agent and Borrower Agent may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for such alternative benchmarks in similar U.S. dollar denominated syndicated credit facilities syndicated and agented in the United States and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for such benchmarks in similar U.S. dollar denominated credit facilities syndicated and agented in the United States. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Agent posts such proposed amendment to all Lenders and Borrowers unless, prior to such time, Required Lenders deliver to Agent written notice that Required Lenders object to the amendment.

Agent will promptly (in one or more notices) notify Borrowers and Lenders of implementation of any Successor Rate. A Successor Rate shall be applied in a manner consistent with market practice; provided, that to the extent market practice is not administratively feasible for Agent, the Successor Rate shall be applied in a manner as otherwise reasonably determined by Agent. If a Successor Rate includes a SOFR-based rate, then as of the Term SOFR Replacement Date, the Unused Line Fee Rate shall increase by percentage points equal to the SOFR Adjustment for a one month interest period. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for all purposes of the Loan Documents.

3.7.    INCREASED COSTS; CAPITAL ADEQUACY

3.7.1.    Increased Costs Generally. If any Change in Law shall:

(a)    impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or Issuing Bank;

(b)    subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Excluded Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Loan, Letter of Credit, Commitment or other obligations (other than Taxes), or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)    impose on any Lender, Issuing Bank or interbank market any other condition, cost or expense affecting any Loan, Letter of Credit, participation in LC Obligations, Commitment or Loan Document;

and the result thereof shall be to increase the cost to a Lender of making or maintaining any Loan or its Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s) as will compensate it for the additional costs incurred or reduction suffered.

3.7.2.    Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting it or its holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitment, Loans, Letters of Credit or participations in LC Obligations or Loans, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or its holding company for the reduction suffered.

3.7.3.    [Reserved].

3.7.4.    Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Obligors shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.8.    MITIGATION. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Obligors are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate or assign its obligations hereunder to a different Lending Office, if, in the judgment of such Lender, such designation or assignment would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, would not subject the Lender to any unreimbursed cost or expense, and would not otherwise be disadvantageous to it in any material respect or unlawful. Obligors shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9.    FUNDING LOSSES. If for any reason (a) any Borrowing, conversion or continuation of a Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a Loan occurs on a day other than the end of its Interest Period or tenor, (c) Borrowers fail to repay a Loan when required, or (d) a Lender (other than a Defaulting Lender) is required to assign a Loan prior to the end of its Interest Period or tenor pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding.

3.10.    MAXIMUM INTEREST. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread (in equal or unequal parts) the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.    LOAN ADMINISTRATION

4.1.    MANNER OF BORROWING AND FUNDING LOANS

4.1.1.    Notice of Borrowing.

(a)    To request Loans, Borrower Agent shall deliver Agent a Notice of Borrowing by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Loans, and (ii) at least two Business Days prior to the requested funding date, in the case of Term SOFR Loans. Notices received by Agent after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the Borrowing amount, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a Base Rate Loan or Term SOFR Loan, (D) whether the Borrowing is a Revolver Loan or a Term Loan, and (E) in the case of a Term SOFR Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b)    Unless payment is otherwise made by Obligors, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent (other than an Excluded Account) or any of its Affiliates or branches.

(c)    If a Borrower maintains a disbursement account with Agent or any of its Affiliates or branches, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.

4.1.2.    Funding by Lenders. Except for Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 p.m. on the proposed funding date for a Base Rate Loan or by 3:00 p.m. two Business Days before a proposed funding of a Term SOFR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 3:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds in a manner directed by Borrower Agent and acceptable to Agent. Unless Agent receives (in sufficient time to act) written notice from a Lender that it will not fund its share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing. Agent, a Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3.    Swingline Loans; Settlement; Rescindable Amounts.

(a)    To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount of 10% of the Commitment. Swingline Loans shall constitute Revolver Loans for all purposes, except that payments thereon shall be made to Agent for its own account until settled with or funded by Revolver Lenders hereunder.

(b)    Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or anything herein to the contrary. Each Revolver Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Revolver Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Revolver Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Revolver Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

(c)    Unless Agent receives notice from Borrowers prior to the date on which a payment is due to Agent for the account of Lenders or Issuing Bank hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to Lenders or Issuing Bank, as applicable, the amount due. With respect to any payment that Agent makes for the account of Lenders or Issuing Bank hereunder as to which Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment, a “Rescindable Amount”): (1) Borrowers have not in fact made such payment, (2) Agent has made a payment in excess of the amount so paid by Borrowers (whether or not then owed), or (3) Agent has for any reason otherwise erroneously made such payment, then each Lender or Issuing Bank, as applicable, severally agrees to repay to Agent forthwith on demand the Rescindable Amount so distributed to or otherwise made for the account of such Lender or Issuing Bank, in immediately available funds with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice by Agent to Issuing Bank, any Lender or any Borrower with respect to any amount owing under this clause (c) shall be conclusive, absent manifest error.

4.1.4.    Notices. If Borrowers request, convert or continue Loans, select interest rates or transfer funds based on telephonic or electronic instructions to Agent, Borrowers shall confirm the request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, as applicable. Agent and Lenders are not liable for any loss suffered by a Borrower as a result of Agent or a Lender acting on its understanding of telephonic or electronic instructions from a person believed in good faith to be authorized to give instructions on a Borrower’s behalf.

4.1.5.    Conforming Changes. Agent may make Conforming Changes from time to time with respect to SOFR, Term SOFR or any Successor Rate. Notwithstanding anything to the contrary in any Loan Document, any amendment implementing such changes shall be effective without further action or consent of any party to any Loan Document. Agent shall post or provide each such amendment to Lenders and Borrower Agent reasonably promptly after it becomes effective.

4.2.    DEFAULTING LENDER. Notwithstanding anything herein to the contrary:

4.2.1.    Reallocation of Pro Rata Share; Amendments. For purposes of determining Revolver Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), Agent may in its discretion reallocate Pro Rata shares of such Revolver Lenders by excluding a Defaulting Lender’s Commitments and Loans from the calculation of shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2.    Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.1 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3.    Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Commitments and Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including its payment of breakage costs for reallocated Term SOFR Loans) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Bank, or as expressly provided herein with respect to Bail-In Actions and related matters, no reallocation of Commitments and Loans to non-Defaulting Lenders or reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3.    NUMBER AND AMOUNT OF TERM SOFR LOANS; DETERMINATION OF RATE. Each Borrowing of Term SOFR Loans when made shall be in a minimum amount of $1,000,000, plus an increment of $100,000 in excess thereof. No more than five Borrowings of Term SOFR Loans may be outstanding at any time, and all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing. Upon determining Term SOFR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4.    BORROWER AGENT. Each Borrower hereby designates Parent (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of Communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon any Communication (including any Notice of Borrowing) delivered by or to Borrower Agent on behalf of any Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for all purposes under the Loan Documents. Each Borrower agrees that any Communication, delivery, action, omission or undertaking by Borrower Agent shall be binding upon and enforceable against such Borrower.

4.5.    ONE OBLIGATION. The Loans, LC Obligations and other Obligations constitute one general obligation of Borrowers and are secured by Agent’s Lien on all Collateral; provided, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6.    EFFECT OF TERMINATION. On the effective date of the termination of all Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.2, 3.4, 3.6, 3.7, 3.9, 4.1.3(c), 5.5, 5.9, 5.10, 12, 14.2, this Section, and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive any assignment by Agent, Issuing Bank or any Lender of rights or obligations hereunder, termination of any Commitment, and any repayment, satisfaction, discharge or Full Payment of any Obligations.

SECTION 5.    PAYMENTS

5.1.    GENERAL PAYMENT PROVISIONS. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 1:00 P.M. Eastern time on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Sections 3.1.1(c) and 3.9. Subject to the other provisions of this Section 5, Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, at Agent’s discretion, but whenever possible (provided no Default or Event of Default exists) any prepayment shall be applied to Base Rate Loans before Term SOFR Loans.

5.2.    REPAYMENT OF OBLIGATIONS.

5.2.1.    Revolver Loans.

(a)    Revolver Loans may be prepaid from time to time, without penalty or premium. Revolver Loans shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder.

(b)    Any prepayment of Revolver Loans pursuant to this Section 5.2.1 or any repayment of Revolver Loans pursuant to Section 2.1.6 shall be applied first, to all Revolver Loans (other than any FILO Loans) and thereafter to all FILO Loans. No prepayment of Revolver Loans pursuant to this Section 5.2.1 shall cause a permanent reduction in the Revolver Commitments. Each prepayment of Revolver Loans shall be accompanied by all interest accrued thereon and any amounts payable under Section 3.9.

5.2.2.    Term Loans.

(a)    The principal amount of the Term Loans shall be repaid on the first day of each calendar month in consecutive monthly installments of $696,756.67 (which represents the sum of $560,180.00 in respect of the IP Tranche plus $136,576.67 in respect of the PPE Tranche) following the Closing Date, commencing on June 1, 2024, and continuing until the Maturity Date, on which date all principal, interest and other amounts owing with respect to the Term Loans shall be due and payable in full. Each installment shall be paid to Agent for the Pro Rata benefit of the Term Lenders. Once repaid, whether such repayment is voluntary or required, Term Loans may not be reborrowed.

(b)    Borrowers may, at their option from time to time, prepay the Term Loans, which prepayment must be at least $1,000,000, plus any increment of $500,000 in excess thereof. Borrowers shall give at least five (5) Business Days’ prior written notice to Agent of an intended prepayment of Term Loans, which notice may be conditioned on the occurrence of a specified transaction and revoked if such transaction does not occur, and which notice shall specify the amount of the prepayment. Each prepayment pursuant to this Section 5.2.2 shall be applied to the scheduled amortization of the Term Loans as directed by the Borrowers.

5.3.    MANDATORY PREPAYMENTS.

(a)    Revolver Overadvance. Any Overadvance or Protective Advance shall be due and payable as provided in Sections 2.1.6 and 2.1.7.

(b)    Term Loan Overadvance. If, at any time, any Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property ceases to constitute Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property, as applicable, the Borrower, on written demand by Agent, shall prepay the Term Loans in an amount equal to the outstanding portion of the Term Loans that are attributable to such Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property, as applicable, as determined by the Agent in its Permitted Discretion (which, in the case of Eligible Intellectual Property shall be the amount deemed to be attributable by the Agent in its Permitted Discretion), in each case in accordance with the priorities set forth in Section 5.3(c); provided that, so long as no Event of Default exists, no such prepayment shall be required until the aggregate amount attributable (or deemed attributable) to such Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property for which no prepayment has been made under this clause (b), exceeds $500,000 in the aggregate during any Fiscal Year.

(c)    Application of Proceeds: The prepayments required by clauses (a) through (d) of this Section 5.3 shall be applied as follows (and no prepayment of Revolver Loans pursuant to this Section 5.3 shall cause a permanent reduction in the Revolver Commitments:

(i)    prepayment pursuant to clause (a) of this Section 5.3 shall be applied first to Swingline Loans, second to other Revolver Loans, third to Cash Collateralize LC Obligations and fourth, to all FILO Loans (except to the extent that Borrowers terminate all rights to obtain FILO Loans in accordance with Section 2.1.5, in which case, the FILO Loans may be prepaid at the time of such termination);

(ii)    prepayment pursuant to clause (b) of this Section 5.3 shall be applied as directed by the Borrowers to the IP Tranche and/or the PPE Tranche, in each case, in inverse order of maturity.

5.4.    PAYMENT OF OTHER OBLIGATIONS. Obligations other than Loans, including LC Obligations and Claims, shall be paid by Obligors as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5.    MARSHALING; PAYMENTS SET ASIDE. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6.    APPLICATION AND ALLOCATION OF PAYMENTS

5.6.1.    Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Obligors; and (d) fourth, as determined by Agent in its discretion; provided, that notwithstanding the foregoing, any repayment or prepayment of Loans shall be applied first, to all Loans (other than FILO Loans) and thereafter to all FILO Loans, except as provided in Section 5.3.

5.6.2.    Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)    first, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b)    second, to all other amounts owing to Agent, including Swingline Loans, Protective Advances, and Loans and participations that a Defaulting Lender has failed to settle or fund;

(c)    third, to all amounts owing to Issuing Bank;

(d)    fourth, to all Obligations (other than Secured Bank Product Obligations and FILO Loans) constituting fees, indemnification, costs or expenses owing to Lenders;

(e)    fifth, to all Obligations (other than Secured Bank Product Obligations and FILO Loans) constituting interest;

(f)    sixth, to all Loans (other than all FILO Loans), to Secured Bank Product Obligations constituting Swap Obligations (including Cash Collateralization thereof) and LC Obligations (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(g)    seventh, to the Obligations of all FILO Loans constituting fees, indemnification, costs or expenses owing to Lenders;

(h)    eighth, to the Obligations of all FILO Loans constituting interest;

(i)    ninth, to all FILO Loans;

(j)    tenth, to all other Secured Bank Product Obligations; and

(k)    last, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in each category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero.

5.6.3.    Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7.    DOMINION ACCOUNT. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day during any Trigger Period (Dominion). Any resulting credit balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8.    ACCOUNT STATED. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries in a loan account shall be presumptive evidence of the information contained therein. If information in a loan account is provided to or inspected by or on behalf of a Borrower, the information shall be conclusive and binding on Borrowers for all purposes absent manifest error, except to the extent Borrower Agent notifies Agent in writing within 30 days of specific information subject to dispute.

5.9.    TAXES

5.9.1.    Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a)    All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10. For purposes of Sections 5.9 and 5.10, “Applicable Law” shall include FATCA and “Lender” shall include Issuing Bank.

(b)    If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)    If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2.    Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3.    Tax Indemnification.

(a)    Each Obligor shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that Borrowers shall not have any obligation to indemnify Agent against any such amount that is incurred due to Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Each Obligor shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Obligor shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Obligors by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b)    Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4.    Evidence of Payments. As soon as practicable after payment by an Obligor of any Taxes pursuant to this Section, Borrower Agent shall deliver to Agent the original or a certified copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment or other evidence of payment reasonably satisfactory to Agent.

5.9.5.    Treatment of Certain Refunds. If a Recipient determines in its discretion that it has received a refund of Taxes that were indemnified by Obligors or with respect to which an Obligor paid additional amounts pursuant to this Section, it shall pay the amount of such refund to the applicable Obligors (but only to the extent of indemnity payments or additional amounts actually paid by such Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.10.    LENDER TAX INFORMATION

5.10.1.    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2.    Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(a)    Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(b)    Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BENE establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed copies of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed copies of IRS Form W-8BENE; or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more of its direct or indirect partners is claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such partner;

(c)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(d)    if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent, at the time(s) prescribed by law and otherwise upon reasonable request, such documentation prescribed by Applicable Law (including Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be appropriate for Borrowers or Agent to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3.    Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11.    NATURE AND EXTENT OF EACH OBLIGOR’S LIABILITY

5.11.1.    Joint and Several Liability. Each Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, Lenders and any other Secured Party the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Obligor agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document (made in accordance with the terms of the Loan Documents), or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action or inaction of any Secured Party in respect thereof (including the release of any security or guaranty); (d) insolvency of any Obligor; (e) election by any Secured Party in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; (f) any borrowing or grant of a Lien by any other Obligor as debtor-in-possession under Section 364 of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; (g) disallowance of any claims of a Secured Party against an Obligor for repayment of any Obligations under Section 502 of the Bankruptcy Code or pursuant to any other Applicable Law or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, other than Full Payment of the Obligations.

5.11.2.    Waivers.

(a)    Each Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel any Secured Party to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is an Obligor. It is agreed among each Obligor and Secured Party that the provisions of this Section are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b)    During the continuation of an Event of Default, Secured Parties may pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section. If, in taking any action in connection with the exercise of any rights or remedies, a Secured Party shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of a Secured Party to seek a deficiency judgment against any Obligor shall not impair any other Obligor’s obligation to pay the full amount of the Obligations. Each Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Obligor’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale (excluding any private sale), and the amount of such bid need not be paid by Agent but may be credited against the Obligations.

5.11.3.    Extent of Liability; Contribution.

(a)    Notwithstanding anything herein to the contrary, each Obligor’s liability under this Section shall not exceed the greater of (i) all amounts for which such Obligor is primarily liable, as described in clause (c) below, or (ii) such Obligor’s Allocable Amount.

(b)    If any Obligor makes a payment under this Section of any Obligations (other than amounts for which such Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Obligor’s Allocable Amount bore to the total Allocable Amounts of all Obligors, then such Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Obligor for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Obligor shall be the maximum amount that could then be recovered from such Obligor under this Section without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c)    This Section shall not limit the liability of any Obligor to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder.

(d)    Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4.    Joint Enterprise. Each Obligor has requested that Agent and Lenders make this credit facility available to Obligors on a combined basis, in order to finance Obligors’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. Obligors believe that consolidation of their credit facility will enhance the borrowing power of each Obligor and ease administration of the facility, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Obligors and at Obligors’ request.

5.11.5.    Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of its Obligations.

SECTION 6.    CONDITIONS PRECEDENT

6.1.    CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of each Lender to amend and restate the Original Loan Agreement and make its extension of credit to be made hereunder on the Closing Date is subject to the satisfaction (or waiver by Agent) of the following conditions precedent:

(a)    Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b)    Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c)    Agent shall have received the Related Real Estate Documents for all Eligible Real Estate subject to a Mortgage.

(d)    Agent shall have received, in form and substance satisfactory to it, interim financial statements for Borrowers as of March 31, 2024.

(e)    Agent shall have received certificates, in form and substance satisfactory to it, from a knowledgeable Senior Officer certifying that, after giving effect to the initial Loans and the transactions hereunder, (i) such Obligor is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct in all material respects; and (iv) such Obligor has complied with all agreements and conditions to be satisfied by it under the Loan Documents.

(f)    Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of those Person(s) that are authorized to, and have signed, the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(g)    Agent shall have received a written opinion of Porter Wright Morris & Arthur LLP, as well as any local counsel to Obligors or Agent, in form and substance reasonably satisfactory to Agent.

(h)    Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where failure to be so qualified would reasonably be expected to result in a Material Adverse Effect.

(i)    Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Obligors, all in compliance with the Loan Documents.

(j)    Each Obligor shall have provided, in form and substance satisfactory to Agent and each Lender, a duly executed W-9 (or such other applicable tax form) of the Borrower Agent, and all documentation and other information as Agent or any Lender reasonably requests at least 5 days prior to the Closing Date in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Agent and Lenders in relation to such Obligor.

(k)    Since December 31, 2023, no Material Adverse Effect shall have occurred.

(l)    Upon giving effect to the initial funding of Loans and issuance of Letters of Credit, if any, on the Closing Date, and the payment by the Borrowers of all fees and expenses incurred in connection herewith and therewith, Availability shall be at least $30,000,000.

(m)    Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date (including all fees set forth in the Fee Letter and all fees and expenses of legal counsel to Agent).

(n)    Agent shall have received evidence satisfactory to it that Borrowers have received all governmental, shareholder and third party consents and approvals as may be appropriate in connection with this credit facility and the transactions contemplated thereby.

(o)    Substantially concurrently with the borrowing under this Agreement, the Borrowers shall have repaid and terminated all outstanding debt under that certain Loan and Security Agreement dated as of March 15, 2021 among certain of the Obligors, the lenders party thereto and TCW Asset Management Company LLC, as administrative agent (the “Closing Date Refinancing”).

(p)    Agent shall have received a Borrowing Base Certificate as of March 31, 2024.

6.2.    CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Agent, Issuing Bank and Lenders shall not be required to make any credit extension hereunder (including funding any Loan, arranging any Letter of Credit, or granting any other accommodation to or for the benefit of any Borrower) after the Closing Date, if the following conditions are not satisfied on such date and upon giving effect thereto:

(a)    No Default or Event of Default exists;

(b)    The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof (except for representations and warranties that expressly apply only on an earlier date);

(c)    All conditions precedent in any Loan Document are satisfied; and

(d)    With respect to a Letter of Credit issuance, all LC Conditions are satisfied.

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such credit extension.

SECTION 7.    COLLATERAL

7.1.    GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of its Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing Lien on all Property of such Obligor (other than Excluded Property), including the following, whether now owned or hereafter acquired, and wherever located:

(a)    all Accounts;

(b)    all Chattel Paper, including electronic chattel paper;

(c)    all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(d)    all Deposit Accounts and Securities Accounts;

(e)    all Documents;

(f)    all General Intangibles, including (x) Intellectual Property and (y) any Equity Interests in other Persons that do not constitute Investment Property;

(g)    all Goods, including Inventory, Equipment and fixtures;

(h)    all Instruments;

(i)    all Investment Property;

(j)    all Letter-of-Credit Rights;

(k)    all Supporting Obligations;

(l)    all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(m)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(n)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing;

(o)    all other personal property whether or not subject to the Code; and

(p)    all Proceeds of the Collateral described in the foregoing clauses (a) through (o).

Notwithstanding the foregoing or anything herein to the contrary, the Collateral shall not include, and no Obligor shall be deemed to have granted a Lien on or security interest in any Excluded Property. Each representation, warranty and covenant regarding the Collateral shall be interpreted as giving effect to the exclusion of the Excluded Property.

7.2.    LIEN ON DEPOSIT ACCOUNTS; CASH COLLATERAL

7.2.1.    Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including sums in any blocked, lockbox, sweep or collection account. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained for such Obligor, without inquiry into the authority or right of Agent to make such request, subject to the terms and conditions of the Deposit Account Control Agreement (if any) relating thereto. Notwithstanding the foregoing or any other provision contained herein, proceeds maintained in any Deposit Account shall not be swept by Agent to any Dominion Account except during a Trigger Period (Dominion).

7.2.2.    Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (with the consent of Obligors, provided no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. As security for its Obligations, each Obligor hereby grants to Agent a security interest in and Lien upon all Cash Collateral delivered hereunder from time to time, whether held in a segregated cash collateral account or otherwise. Agent may apply Cash Collateral to payment of such Obligations as they become due, in such order as Agent may elect. All Cash Collateral and related deposit accounts shall be under the sole dominion and control of Agent, and no Obligor or other Person shall have any right to any Cash Collateral until Full Payment of the Obligations.

7.3.    INTELLECTUAL PROPERTY. Each Obligor represents, warrants and covenants as follows:

(a)    On the Closing Date, or (in the case of an Obligor not party to this Agreement on the Closing Date) the date on which it signs and delivers a joinder to this Agreement, such Obligor will sign and deliver to Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it. On each date on which updated Schedules are to be delivered pursuant to Section 10.1.2(c) of this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent) it will sign and deliver to Agent an appropriate Intellectual Property Security Agreement covering any Recordable Intellectual Property owned by it on such date that is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it. In each case, it will, on each date on which a Compliance Certificate is to be delivered pursuant to Section 10.1.2(c) of this Agreement (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), make all Intellectual Property Filings necessary to record Agent’s Lien on such Recordable Intellectual Property.

(b)    Such Obligor will notify Agent within forty-five (45) days after the last day of the Fiscal Quarter in which it learns that any application or registration relating to any material Intellectual Property owned by it may become abandoned, or of any adverse, final and non-appealable determination (including any final, non-appealable adverse determination in the United States Copyright Office, the United States Patent and Trademark Office or any court) regarding such Obligor’s ownership of such material Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any of such Obligor becomes aware that its rights in any material Intellectual Property are materially infringed or misappropriated by a third party, such Obligor will notify Agent within thirty (30) days after it learns thereof and will promptly take such actions as Agent shall reasonably request under the circumstances to protect such Intellectual Property.

(c)    Each Obligor shall, upon the request of Agent therefor, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Exclusive Copyright License and each material Copyright License, Patent License and Trademark License under which such Obligor is the licensee to effect the assignment of all such Obligor’s right, title and interest thereunder to Agent, for the ratable benefit of the Secured Parties, or its designee.

(d)    To the knowledge of each Obligor, all material Recordable Intellectual Property owned by such Obligor is in full force and effect, subsisting, unexpired and is not unenforceable or invalid, and no material Recordable Intellectual Property has been abandoned. No breach or default of any License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Obligor in, any Recordable Intellectual Property: (i) the consummation of the transactions contemplated by any Loan Document or (ii) any holding, decision, judgment or order rendered by any Governmental Authority prior to the date hereof. There are no pending (or, to the knowledge of such Obligor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Obligor's rights in, any Recordable Intellectual Property of such Obligor that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Unless such action could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Recordable Intellectual Property of such Obligor. Each Obligor, and to such Obligor's knowledge each other party thereto, is not in material breach or default of any material License.

(e)    Unless the failure to so comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Obligor shall (i) (1) continue to use each Trademark included in the Intellectual Property owned by such Obligor in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by Applicable Law, and (4) not adopt or use and register any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless Agent shall promptly obtain a perfected security interest in such other Trademark pursuant to this Agreement, and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any material respect, (x) any Patent included in the Intellectual Property owned by such Obligor may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Intellectual Property owned by such Obligor may become invalidated, otherwise impaired or fall into the public domain, or (z) any trade secret that is Intellectual Property owned by such Obligor may become publicly available or otherwise unprotectable.

(f)    Such Obligor shall notify Agent within forty-five (45) days after the last day of the Fiscal Quarter in which it comes to know, or has reason to know, that any application or registration relating to any material Recordable Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Obligor’s ownership of, interest in, right to use, register, own or maintain any Recordable Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable). Such Obligor shall take all actions that are necessary or reasonably requested by Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Intellectual Property, unless such Obligor shall reasonably determines that such action would be of negligible value, economic or otherwise, or not in its best interests.

(g)    Such Obligor shall not knowingly infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Intellectual Property of such Obligor is or has been materially infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Obligor may, and at the election of Agent, shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including (if reasonably deemed appropriate by such Obligor) promptly bringing suit and recovering all damages therefor.

(h)    Such Obligor shall execute and deliver to Agent in form and substance reasonably acceptable to Agent and suitable for filing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, the Intellectual Property Security Agreements for all Recordable Intellectual Property of such Obligor.

7.4.    OTHER COLLATERAL

7.4.1.    Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Event of Default has occurred and is continuing, a Commercial Tort Claim for less than $1,000,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent reasonably deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (subject only to any Lien of the Obligor’s attorney arising by operation of law).

7.4.2.    Certain After-Acquired Collateral. Obligors shall (a) promptly notify Agent if an Obligor obtains an interest in any Deposit Account, any Chattel Paper with a fair market value in excess of $1,000,000, any Document with a fair market value in excess of $1,000,000, any Instrument with a fair market value in excess of $1,000,000, any Intellectual Property, any Investment Property or any Letter-of-Credit Right with a fair market value in excess of $1,000,000 (in each case, that is required to be included in the Collateral), and (b) upon request, take such actions as Agent reasonably deems appropriate to effect its perfected, first priority Lien (subject to Permitted Liens) on the Collateral, including obtaining any possession, control agreement or Lien Waiver. If any Collateral, with a fair market value in excess of $1,000,000 for any one third party, is in the possession of a third party, Obligors shall use commercially reasonable efforts to obtain an acknowledgment from such party that it holds the Collateral for the benefit of Agent.

7.5.    REAL ESTATE COLLATERAL.

7.5.1.    MIRE Events. If there is any Mortgaged Real Estate, any increase, extension or renewal of any of the Loan (including the provision of any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Real Estate as required by Flood Laws and as otherwise reasonably required by the Agent and (2) the Agent shall have received written confirmation from the Lenders that, flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed.

7.5.2.    Lien on Real Estate. The Obligations shall be secured by Mortgages upon all Eligible Real Estate. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a fully perfected Lien on the Real Estate covered thereby.

7.6.    LIMITATIONS. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral. In no event shall any Obligor’s grant of a Lien under any Loan Document secure its Excluded Swap Obligations.

7.7.    FURTHER ASSURANCES. All Liens granted to Agent under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Obligors shall deliver such instruments and agreements, and shall take such actions, as Agent reasonably deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement, subject to the limitations set forth herein with respect to Excluded Property. Each Obligor authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Obligor, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. Each Obligor also ratifies its authorization for Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Obligor, without the signature of any Obligor, and naming any Obligor or the Obligors as debtors and Agent as secured party. Borrowers will pay the costs of, or reasonably incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

SECTION 8.    COLLATERAL ADMINISTRATION

8.1.    BORROWING BASE CERTIFICATES. By the 15th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing Base Certificate as of the close of business of the previous month; provided that during any Trigger Period (Reporting), the Borrower Agent shall deliver a Borrowing Base Certificate by Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day) as of the close of business of the previous week. All information (including calculation of Availability) in a Borrowing Base Certificate shall be certified by Borrower Agent. Agent may from time to time adjust such report (a) to reflect Agent’s reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise and (b) to the extent any information or calculation does not comply with this Agreement.

8.2.    ACCOUNTS

8.2.1.    Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower Agent shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts of the Obligors as of the end of the preceding month, specifying each Account’s Account Debtor name, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and, to the extent Agent reasonably requests, proof of delivery or completion, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and any other information; provided that during any Trigger Period (Reporting), the Borrower Agent shall deliver such aged trial balance of Accounts by Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day). If Accounts in an aggregate face amount of $1,000,000 or more cease to be Eligible Accounts, Obligors shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2.    Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge Obligors therefor; provided, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Obligors or relate to any Collateral.

8.2.3.    Account Verification. If any Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall use commercially reasonable efforts to cooperate with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4.    Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements reasonably acceptable to Agent. Obligors shall obtain an agreement (in form and substance reasonably satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account (which may be exercised by Agent only during a Trigger Period (Dominion)) requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Trigger Period (Dominion), require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders (acting in such capacities) assume no responsibility to Obligors for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5.    Proceeds of Collateral. During a Trigger Period (Dominion), Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to any Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). During a Trigger Period (Dominion), if any Obligor or Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3.    INVENTORY.

8.3.1.    Records and Reports of Inventory. Each Obligor shall keep accurate and complete records in all material respects of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in a form reasonably satisfactory to Agent, on such periodic basis as Agent may request (but no more frequently than Agent is permitted to request Borrowing Base Certificates). Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if reasonably requested by Agent during Trigger Period (Reporting)) and periodic cycle counts consistent with historical practices, provided, that, Obligor shall provide Agent with prompt written notice in the event that there is a variance or a write-down of more than $1,000,000 between the information set forth in such cycle counts and Obligor’s records, together with such supporting information as Agent may request with respect to such variance or write-down. Agent may participate in and observe each physical count.

8.3.2.    Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Event of Default or Overadvance exists or would result therefrom; and (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $1,000,000.

8.3.3.    Acquisition, Sale and Maintenance. Each Obligor shall take all reasonable steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA, except to extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Obligors shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law (except where failure to so conform with Applicable Law could not reasonably be expected to have a Material Adverse Effect), and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any material Collateral is located.

8.4.    EQUIPMENT.

8.4.1.    Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2.    Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect. No Obligor shall permit any Equipment having a value in excess of $1,000,000 to become permanently affixed to real Property unless such real Property is owned by an Obligor or any of their Subsidiaries or any landlord or mortgagee delivers a Lien Waiver, provided however, that with regard to any such Equipment as of the Closing Date, such Obligor shall have 60 days following the Closing Date (or such later date as agreed to by the Agent in its sole discretion), within which to deliver such Lien Waiver.

8.5.    DEPOSIT ACCOUNTS. Schedule 8.5 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)) lists all Deposit Accounts maintained by Obligors, including Dominion Accounts. Subject to Section 10.1.11, each Obligor shall take all actions necessary to establish Agent’s first priority Lien on each Deposit Account (except for Excluded Accounts), including entering into a Deposit Account Control Agreement with respect thereto. Obligors shall be the sole account holders of each Deposit Account and shall not allow any Person (other than Agent) to have control over their Deposit Accounts or any Property deposited therein. Except as provided under Section 10.1.11, Obligors shall maintain Bank of America, N.A. as its principal depository bank, including for the maintenance of operating, disbursement and other deposit accounts and for all Cash Management Services.

8.6.    GENERAL PROVISIONS

8.6.1.    Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1, except for locations that in the aggregate have less than $20,000 in tangible items of Collateral, and except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States, upon 10 Business Days (or such shorter period as Agent may agree) prior written notice to Agent.

8.6.2.    Insurance of Collateral; Condemnation Proceeds.

(a)    Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its reasonable discretion) satisfactory to Agent; provided, that if Real Estate secures any Obligations, flood hazard diligence, documentation and insurance for such Real Estate shall comply with all Flood Laws or shall otherwise be satisfactory to all Lenders. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent copies of its insurance policies and updated flood plain searches. Subject to Section 10.1.11, each policy shall include endorsements satisfactory to Agent (i) showing Agent as lender’s loss payable; (ii) requiring 30 days’ prior written notice to Agent of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, in its discretion, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, provided the proceeds are delivered to Agent. If an Event of Default exists, only Agent may settle, adjust and compromise such claims.

(b)    Any proceeds of insurance (other than workers’ compensation insurance, key person life insurance and D&O insurance) and awards from condemnation of any Collateral shall be paid directly to Agent for application to the Obligations. Any such proceeds or awards that relate to any Collateral and not so reinvested shall be applied to payment of the Loans, and then to other Obligations.

(c)    If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans reasonably satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $5,000,000.

(d)    If at any time the improvements on a Mortgaged Real Estate are located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Laws, then the applicable Obligor (i) will obtain and maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Real Estate of such Obligor ceases to be financially sound and reputable after the Closing Date, in which case, the Parent or such Obligor shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as Agent may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and (ii) promptly upon request of Agent, will deliver to Agent evidence of such compliance in form and substance reasonably acceptable to Agent, including, without limitation, evidence of annual renewals of such insurance.

8.6.3.    Protection of Collateral. All reasonable and documented out-of-pocket expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4.    Defense of Title. Each Obligor shall defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands, except Permitted Liens.

8.7.    POWER OF ATTORNEY. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may (in its discretion), without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:

(a)    During a Trigger Period (Dominion) and upon prior notice to the Borrower Agent, endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, in each case that constitute Collateral, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in an Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; (xii) exercise any voting or other rights relating to Investment Property; and (xiii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9.    REPRESENTATIONS AND WARRANTIES

9.1.    GENERAL REPRESENTATIONS AND WARRANTIES. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1.    Organization and Qualification. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Obligor and Subsidiary is duly qualified, authorized to do business and in good standing as a foreign or extra-provincial, as the case may be, corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect. No Obligor is an Affected Financial Institution or Covered Entity. The information included in the Beneficial Ownership Certification most recently provided to Agent and each Lender is true and complete in all respects.

9.1.2.    Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents (including through electronic means) have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, except those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any material provision of any Applicable Law; or (d) result in or require imposition of a Lien (other than a Permitted Lien) on any Obligor’s Property.

9.1.3.    Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

9.1.4.    Capital Structure. Schedule 9.1.4 shows, for each Obligor and Subsidiary, its name, jurisdiction of organization, authorized and issued Equity Interests (except as to Parent), holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.4 or done in conjunction with the US Footwear Acquisition, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of (x) any Obligor (other than the Parent) or Subsidiary and (y) except as set forth on Schedule 9.1.4, Parent as of the Closing Date.

9.1.5.    Title to Properties; Priority of Liens. Each Obligor and Subsidiary (other than an Excluded Subsidiary) has good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens, except (a) those which have been disposed of by the Obligors and their Subsidiaries subsequent to such date which dispositions have been in the Ordinary Course of Business or as otherwise permitted hereunder and (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor and Subsidiary (other than an Excluded Subsidiary) has paid and discharged all lawful claims (other than any claims being Properly Contested) that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. This Agreement creates in favor of Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described herein, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies. (a) As of the date hereof, when the certificated Equity Interests and Instruments that constitute Collateral are delivered to Agent, the Lien created under this Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers in such certificated Equity Interests and Instruments, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens, and (b) when financing statements in appropriate form are filed in the appropriate offices, the Liens created under this Agreement will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral as to which a Lien may be perfected in such filing offices, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens. As of the date hereof, upon the recordation of a short-form security agreement in form and substance satisfactory to Borrower Agent and Agent with the U.S. Copyright Office, together with the financing statements in appropriate form filed in the appropriate offices, the Liens created under this Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in the Intellectual Property constituting Collateral in which a security interest may be perfected by filing in the United States, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

9.1.6.    Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Obligors with respect thereto. Obligors warrant, with respect to each Account shown as an Eligible Account in a Borrowing Base Certificate, that:

(a)    it is genuine and in all respects what it purports to be;

(b)    it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c)    it is for a sum certain, maturing as stated in the applicable invoice, a copy of which has been furnished or is available to Agent on request;

(d)    it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency of any kind;

(e)    no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or other Applicable Law the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;

(f)    no extension, compromise, settlement, modification, credit, deduction or return has been authorized or is in process with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g)    to the best of Obligors’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; and (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Obligor’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business.

9.1.7.    Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholders’ equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time (it being recognized by Agent and Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance). Since December 31, 2023, there has been no change in the condition, financial or otherwise, of any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. The Parent and its Subsidiaries taken as a whole are Solvent.

9.1.8.    [Reserved].

9.1.9.    Taxes. Each Obligor and Subsidiary has filed all federal, state, provincial, local and foreign tax returns and other reports in excess of $250,000 in the aggregate that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent that the aggregate tax liability is less than $250,000 in any Fiscal Year or is being Properly Contested. The provision for Taxes on the books of each Obligor and Subsidiary is adequate for all years not closed by applicable statutes and for its current Fiscal Year.

9.1.10.    Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11.    Intellectual Property. Each Obligor and Subsidiary owns or has the lawful right to use all Intellectual Property necessary or material for the conduct of its business, without conflict with any rights of others. Except as could not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Obligor’s knowledge, threatened Intellectual Property Claim with respect to any Obligor, any Subsidiary or any of their Property (including any Intellectual Property). Except as disclosed on Schedule 9.1.11, no Obligor or Subsidiary pays or owes any royalty or other compensation to any Person with respect to any Intellectual Property. All registered Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Obligor or Subsidiary is shown on Schedule 9.1.11 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)).

9.1.12.    Governmental Approvals. Except as could not reasonably be expected to cause a Material Adverse Effect, each Obligor and Subsidiary has, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. All licenses related to Gun and Ammunitions Laws and held by any Obligor are set forth on Schedule 9.1.12 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)).

9.1.13.    Compliance with Laws. Each Obligor and Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to any Obligor or Subsidiary under any Applicable Law. No Inventory has been produced in violation in any material respect of the FLSA or similar other Applicable Law.

9.1.14.    Compliance with Environmental Laws. Except as could not reasonably be expected to cause a Material Adverse Effect, none of Obligor’s or Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state, provincial, territorial, municipal, local or foreign investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. No Obligor or Subsidiary has received any Environmental Notice. No Obligor or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.

9.1.15.    Burdensome Contracts. No Obligor or Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. No Obligor or Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.

9.1.16.    Litigation. There are no proceedings or investigations pending or, to any Obligor’s knowledge, threatened in writing against any Obligor or Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to any Obligor or Subsidiary. Except as shown on such Schedule, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000). No Obligor or Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.

9.1.17.    No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. No Obligor or Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, in the payment of any Borrowed Money in excess of $2,500,000.

9.1.18.    ERISA.

(a)    Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b)    There are no pending or, to the knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect. No Obligor is or will be using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to its entrance into, participation in, administration of and performance of the Loans, Letter of Credits, Commitments or Loan Documents.

(c)    No ERISA Event has occurred or is reasonably expected to occur. As of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that such percentage could reasonably be expected to drop below 60%. No Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid. No Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA. No Pension Plan has been terminated by its plan administrator or the PBGC, and no fact or circumstance exists that could reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d)    With respect to any Foreign Plan, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19.    Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between any Obligor or Subsidiary and any customer or supplier, or any group of customers or suppliers, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.1.20.    Labor Relations. Except as shown on Schedule 9.1.20, no Obligor or Subsidiary is party to or bound by any collective bargaining agreement, management agreement or material consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of any Obligor’s or Subsidiary’s employees that could reasonably be expected to have a Material Adverse Effect, or, to any Obligor’s knowledge, any asserted or threatened strikes, material work stoppages or demands for collective bargaining that could reasonably be expected to have a Material Adverse Effect.

9.1.21.    Payable Practices. No Obligor or Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date other than any changes made in the Ordinary Course of Business.

9.1.22.    Not a Regulated Entity. No Obligor is (a) an “investment company” or “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, Interstate Commerce Act, any public utilities code or other Applicable Law regarding its authority to incur Debt.

9.1.23.    Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.24.    OFAC; Anti-Corruption Laws. No Obligor, Subsidiary, any director, officer, employee thereof, or, to the knowledge of any Obligor, agent, any affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a country or territory that is the target of any Sanction. Each Obligor and Subsidiary has conducted its business in compliance with all applicable Anti-Corruption Laws.

9.2.    COMPLETE DISCLOSURE. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the statements contained therein not materially misleading. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10.    COVENANTS AND CONTINUING AGREEMENTS

10.1.    AFFIRMATIVE COVENANTS. As long as any Commitment or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1.    Inspections; Appraisal.

(a)    Permit Agent from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its Senior Officers or their employees, agents, advisors and independent accountants designated in writing to Agent (provided that, so long as no Event of Default has occurred and is continuing, no discussions with any Obligor’s independent accountants shall occur without a Senior Officer being present) such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Each Obligor and its Subsidiaries may place reasonable limits on access to information, the disclosure of which is subject to attorney-client or attorney work product privileges and neither any Obligor nor any Subsidiary shall be required to disclose any trade secrets. Secured Parties shall have no duty to any Obligor to make any inspection, nor to share any results of any inspection or report with any Obligor. Obligors acknowledge that all inspections and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b)    Reimburse Agent for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with (i) field examinations of Obligors’ books and records or any other financial or Collateral matters as it reasonably deems appropriate up to one time per calendar year (and one additional time per calendar year for any field examination initiated during any Trigger Period (Reporting)) and (ii) appraisals of Inventory up to one time per calendar year (and one additional time per calendar year for any appraisal of Inventory initiated during any Trigger Period (Reporting)); provided that if an examination or appraisal is initiated during an Event of Default, all such reasonable and documented out-of-pocket charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits. Obligors shall pay Agent’s then standard charges for examination activities, including charges for its internal examination and appraisal group, as well as the charges of any third party used for such purposes. No Borrowing Base calculation shall include Collateral acquired in a Permitted Acquisition until completion of applicable field examinations and/or appraisals (which shall not be included in the limits provided above) satisfactory to Agent.

10.1.2.    Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a)    as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by Parent and reasonably acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; provided that the furnishing of Parent’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent’s obligation under this Section 10.1.2(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception (except as expressly permitted above), or a qualification arising out of the scope of the audit;

(b)    (i) as soon as available, and in any event within 30 days after the end of each month, unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, preceding year interim figures and their current year projections, and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such month and period, subject to normal year‑end adjustments and the absence of footnotes; and (ii) as soon as available, and in any event within 45 days after the end of the last month in a Fiscal Quarter, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, preceding year interim figures and their current year projections, and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations for such Fiscal Quarter and period, subject to normal year‑end adjustments and the absence of footnotes, together with a corresponding discussion and analysis of results from management;

(c)    (i) concurrently with delivery of financial statements under clauses (a) and (b) above (other than with respect to financial statements delivered under clause (b)(i) above with respect to a month that is the last month in a Fiscal Quarter), or more frequently if requested by Agent while an Event of Default exists, a Compliance Certificate executed by a chief financial officer of Borrower Agent, which shall include reasonably detailed calculations of the Fixed Charge Coverage Ratio for the most recent four Fiscal Quarters (it being understood that compliance with the Fixed Charge Coverage Ratio shall only be required to the extent contemplated by Section 10.3); and (ii) concurrently with delivery of financial statements under clause (b)(ii) above, (x) any updates to Schedules 8.5, 8.6.1, 9.1.4, 9.1.11, 9.1.12, 9.1.15 and 9.1.20 as required therein to reflect changes resulting from transactions permitted under the Loan Documents (for the avoidance of doubt, no Obligor shall be required to update any such Schedules (other than Schedule 8.5 and Schedule 8.6.1) on an earlier date pursuant to any other Sections (other than Section 8.5 and Section 8.6.1) of this Agreement and any representation regarding such Schedules shall be deemed accurate when made where such Schedule was timely updated in accordance with this provision) and (y) a list of any Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property that ceases to constitute Eligible Equipment, Eligible Real Estate or Eligible Intellectual Property, as applicable ;

(d)    concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Obligors by their accountants in connection with such financial statements;

(e)    not later than 30 days after the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, profit and loss, cash flow and Availability for such Fiscal Year, month by month;

(f)    at Agent’s reasonable request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form reasonably satisfactory to Agent;

(g)    promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that any Obligor has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that any Obligor files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by an Obligor to the public concerning material changes to or developments in the business of such Obligor; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this Section 10.1.2(g) shall be deemed delivered for purposes of this Agreement when Obligors notify Agent that such information is posted to the website of any of the Obligors or the website of the Securities and Exchange Commission;

(h)    promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan or Foreign Plan;

(i)    promptly, and in any event not later than 5 Business Days after each board of directors meeting of Parent, copies of the materials related to the financial performance and outlook of Parent and its Subsidiaries provided by management to the directors for such board meeting (excluding any items (i) subject to attorney-client privilege, (ii) which relate to proposed financing transactions which contain competitive information or present a conflict of interest with Agent or (iii) the disclosure of which would breach a third party’s confidentiality agreement which prohibits dissemination of such information to Agent or Lenders pursuant to the terms thereof);

(j)    at Agent’s request on behalf of Agent or any Lender, up to one time per calendar year, a copy of each license set forth on Schedule 9.1.12 (as such Schedule may be amended from time to time in accordance with Section 10.1.2(c)); and

(k)    such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Obligor’s or Subsidiary’ financial condition, ownership or business.

10.1.3.    Notices. Notify Agent and Lenders in writing, promptly after an Obligor’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could reasonably be expected to result in a Material Adverse Effect; (c) the existence of any Event of Default; (d) any judgment in an amount exceeding $1,000,000; (e) the assertion of any Intellectual Property Claim, if an adverse resolution could have a Material Adverse Effect; (f) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect; (g) any Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice, in each case that could reasonably be expected to result in a Material Adverse Effect; (h) the occurrence of any ERISA Event; (i) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (j) any change in its registered office or chief executive office by an Obligor at least 30 days (or such later date as Agent may agree) prior to such change; or (k) any opening of a new office or place of business by an Obligor at which the Obligor reasonably anticipates maintaining Collateral with an aggregate fair market value in excess of $1,000,000, at least 10 days (or such later date as Agent may agree) prior to such opening.

10.1.4.    Landlord and Storage Agreements. Upon reasonable request, subject to any applicable confidentiality restrictions, provide Agent with copies of all agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any material Collateral may be kept or that otherwise may possess or handle any material Collateral.

10.1.5.    Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. The Obligors and their Subsidiaries shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Obligor or Subsidiary that could reasonably be expected to result in a Material Adverse Effect, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.

10.1.6.    Taxes. Pay and discharge all Taxes in excess of $250,000 prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7.    Insurance. (a) In addition to the insurance required hereunder with respect to Collateral, maintain insurance, including without limitation, business interruption insurance, in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by Agent in its discretion) reasonably satisfactory to Agent, with respect to the Properties and business of Obligors and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) promptly notify Agent in the event that the aggregate amount of business interruption insurance coverage for the Obligors and their Subsidiaries is less than $30,000,000.

10.1.8.    Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Obligors in full force and effect; promptly notify Agent of any proposed modification to any such License, or entry into any new License, in each case at least 30 days prior to its effective date; pay all royalties and other amounts when due under any License; and notify Agent (i) of any default or breach asserted by any Person to have occurred under any License, in each case, except as could not reasonably be expected to result in a Material Adverse Effect and (ii) promptly at any time Inventory subject to a License or other arrangement that restricts any Obligor’s or Agent's right to dispose of such Inventory, collectively, exceeds 10% of Obligors’ Inventory.

10.1.9.    Future Subsidiaries. Promptly notify Agent if any Person becomes a Subsidiary and deliver any know-your-customer or other background diligence information reasonably requested by Agent or any Lender with respect to such Subsidiary and (provided it is not an Excluded Subsidiary) cause it to guaranty the Obligations pursuant to documentation in form satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent on all assets of such Person (other than any Excluded Property of such Person) that are required to constitute Collateral hereunder, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as Agent reasonably deems appropriate.

10.1.10.    Notice of Certain Changes. Provide Agent with not less than fifteen (15) days prior written notice of any (a) amendment, modification or other change to any Obligor’s Organic Documents, (b) Obligor conducting business under a fictitious name, (c) change to any Obligor’s tax, charter or other organizational identification number, (d) change of the form of any Obligor, or (e) change to any Obligor’s name or jurisdiction of organization; provided that in no event shall any Obligor that is organized under the laws of a jurisdiction in the United States change its jurisdiction of organization to a jurisdiction outside of the United States.

10.1.11.    Post-Closing Obligations. Within the time periods specified on Schedule 10.1.11 (as each may be extended in writing by Agent in its sole discretion), each Obligor shall, and shall cause each Subsidiary to, provide the documentation, and complete the undertakings, as are set forth on Schedule 10.1.11. All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above and on Schedule 10.1.11 within the time periods required by this Section 10.1.11, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true, or any provision of any covenant breached, because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects, and the covenant complied with, at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 10.1.11 and (y) all representations and warranties and covenants relating to the Loan Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 10.1.11 have been taken (or were required to be taken).

10.2.    NEGATIVE COVENANTS. As long as any Commitment or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1.    Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except the following (collectively, “Permitted Debt”):

(a)    the Obligations;

(b)    Subordinated Debt, together with unsecured Debt permitted under Section 10.2.1(i), up to $10,000,000 in the aggregate at any time;

(c)    Permitted Purchase Money Debt;

(d)    existing Borrowed Money not satisfied with the initial Loan proceeds and set forth on Schedule 10.2.1;

(e)    Debt with respect to Bank Products incurred in the Ordinary Course of Business;

(f)    Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by an Obligor or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $2,500,000 in the aggregate at any time;

(g)    Permitted Contingent Obligations;

(h)    Refinancing Debt as long as each Refinancing Condition is satisfied;

(i)    unsecured Debt, together with Subordinated Debt permitted under Section 10.2.1(b), up to $10,000,000 in the aggregate at any time;

(j)    intercompany Debt permitted under Section 10.2.5(a);

(k)    Debt of any Excluded Subsidiary, in an aggregate outstanding amount, for all Excluded Subsidiaries, not to exceed $5,000,000 at any time;

(l)    Debt under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and unsecured reimbursement obligations in respect of any of the foregoing;

(m)    to the extent constituting Debt, unsecured obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing consideration for a Permitted Acquisition and incurred in connection with any Permitted Acquisition, not to exceed $500,000 in the aggregate, so long as such unsecured Debt is on terms and conditions reasonably satisfactory to Agent;

(n)    customer advances or deposits received for goods and services purchased in the Ordinary Course of Business;

(o)    Indebtedness representing installment insurance premiums (for insurance not to exceed 1 year) owing in the Ordinary Course of Business; and

(p)    Other Debt up to $1,000,000 in the aggregate at any time.

10.2.2.    Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a)    Liens in favor of Agent;

(b)    Purchase Money Liens securing Permitted Purchase Money Debt;

(c)    Liens for Taxes not yet due or being Properly Contested;

(d)    statutory Liens including claims or Liens of materialmen, mechanics, carriers, warehousemen, processors, supplies, landlords and other similar Liens for labor, materials, supplies or rentals, and other similar amounts (other than Liens for Taxes or imposed under ERISA) but only if (i) payment of the obligations secured thereby is not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been take to enforce such Liens and such Liens are being Properly Contested, and (ii) such Liens do not individually or in the aggregate have a Material Adverse Effect;

(e)    (i) Liens incurred or deposits made in the Ordinary Course of Business in connection with or to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, government tenders, bids, contracts, statutory obligations and other similar obligations incurred in the Ordinary Course of Business (including workers’ compensation, unemployment insurance and other types of social security or similar legislation) and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the Ordinary Course of Business of any Obligor or any Subsidiary, in each case, so long as (A) any Liens on an Obligor’s property that secure surety bonds attach only to the contracts in respect of which such surety bonds are posted and, as to any other properties, such Liens are junior to the Liens in favor of the Collateral Agent on the same properties that constitute Collateral under the Security Documents, and (B) no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(f)    Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g)    Liens arising by virtue of a judgment or judicial order against any Obligor or Subsidiary, or any Property of an Obligor or Subsidiary, as long as such Liens are (i) in existence for less than 30 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens (if any) in such Property;

(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i)    normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j)    Liens on assets (other than Accounts and Inventory) acquired in a Permitted Acquisition, securing Debt permitted by Section 10.2.1(f);

(k)    existing Liens shown on Schedule 10.2.2 and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing, refunding, renewal or extension of Debt pursuant to Section 10.2.1(h) (solely to the extent that such Liens were in existence on the Closing Date); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(l)    Liens on Property (other than Accounts, Inventory, Eligible Equipment, Eligible Intellectual Property or Eligible Real Estate) arising out of conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by any Obligor or any of its Subsidiaries in the Ordinary Course of Business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(m)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the Ordinary Course of Business of the Borrowers and their Subsidiaries;

(n)    (i) contractual Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and (ii) contractual Liens of suppliers (including sellers of goods) or customers, in each case in the foregoing clauses (i) and (ii), granted in the Ordinary Course of Business to the extent limited to the property or assets relating to such contract and only to the extent payment of the obligations secured thereby is not yet due or is overdue for a period of more than sixty (60) days, or if more than thirty (30) days overdue, no action has been take to enforce such Liens and such Liens are being Properly Contested;

(o)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by any Borrower or any Subsidiary in the Ordinary Course of Business and do not interfere in any material respect with the Ordinary Course of Business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries;

(p)    any non-exclusive license, non-exclusive sublicense, lease, or sublease granted by the Obligor or any Subsidiary to third parties in the ordinary course of its business and in accordance with any applicable terms of the Security Documents which do not: (i) interfere in any material respect with the Ordinary Course of Business of the Borrowers or their Subsidiaries or materially detract from the value of the relevant assets of the Borrowers or their Subsidiaries; or (ii) secure any Debt;

(q)    to the extent constituting Liens, any option or other agreement to purchase any asset of any Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under this Agreement;

(r)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Debt under Bank Products;

(s)    Liens in the nature of customary setoff rights in favor of any counterparty to any Swaps expressly permitted under this Agreement;

(t)    Liens on the unearned portion of insurance premiums granted in the ordinary course of business securing the financing of such premiums, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof, and solely to the extent the financing is permitted under Section 10.2.1(o);

(u)    Liens arising in the ordinary course of business in favor of customs brokers, custom and forwarding agents and similar Persons in respect of imported goods and merchandise in the custody of such Persons;

(v)    Liens or rights of setoff against credit balances of the Borrowers with credit card issuers or credit card processors to secure obligations to any such credit card issuer or credit card processor incurred in the Ordinary Course of Business as a result of fees and chargebacks; and

(w)    other Liens (other than Accounts, Inventory, Equity Interests, Eligible Equipment, Eligible Intellectual Property or Eligible Real Estate) and as to which the aggregate amount of the obligations secured thereby does not exceed $1,000,000.

10.2.3.    [Reserved]

10.2.4.    Distributions. Declare or make any Distributions, or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to its parent entity, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15, except:

(a)    any Subsidiary of the Parent may pay Distributions or return capital or make dividends and other similar payments with regard to its Equity Interests to the Parent or to other Subsidiaries of the Parent which directly or indirectly own equity therein;

(b)    the Parent and each of its Subsidiaries may declare and make Distributions or dividend payments or other similar payments solely in the common Equity Interests of such Person so long as in the case of such Distributions by a Subsidiary, the Parent or a Subsidiary receives at least its pro rata share of such dividend or distribution;

(c)    repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar equity incentive awards and cash payments made under management incentive plans or in connection with severance; provided that the aggregate amount of such Distributions shall not exceed $1,000,000 in any Fiscal Year;

(d)    dividends in respect of common Equity Interests or repurchase or redemption of Equity Interests pursuant to the Parent’s publicly announced stock repurchase plan, in an amount not to exceed $5,000,000 in any Fiscal Year, provided that no Default or Event of Default exists or would result therefrom;

(e)    cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of Parent; and

(f)    additional Distributions so long as the Payment Conditions are satisfied;

provided that, Distributions constituting the payment of dividends or the consummation of any irrevocable redemption within forty-five (45) days after the date of declaration of the dividend or the giving of the redemption notice, as the case may be, if at the date of declaration or notice, such Distributions would have complied with and been permitted pursuant to the other provisions of this Section 10.2.4; provided, that the Borrower Agent shall deliver written notice to Agent not later than four Business Days following the date of declaration of the dividend or the giving of the redemption notice, as the case may be (and the Agent acknowledges that issuance of a press release or the posting of a document on any Obligor’s website, or on the Securities and Exchange Commission’s website at www.sec.gov or on IntraLinks, Syndtrak or ClearPar, in each case, with respect to any such declaration of the dividend or such giving of the redemption notice, shall be deemed to satisfy this notice requirement), and the Agent may thereafter establish a Reserve (the “RP Reserve”) in an amount not to exceed the aggregate amount of such dividend or such redemption, as the case may be, until payment thereof; provided, further that any such dividends shall be deemed to use any remaining amounts available under clause (d) above.

10.2.5.    Investments. Make any Investment, except:

(a)    (i) Investments in Subsidiaries to the extent existing on the Closing Date, (ii) additional Investments by any Obligor in another Obligor, (iii) additional Investments by Subsidiaries of the Parent that are not Obligors in other Subsidiaries that are not Obligors, (iv) additional Investments by the Obligors in Subsidiaries that are not Obligors and (v) additional Investments by any Subsidiaries of the Parent that are not Obligors in Obligors, so long as subject to a subordination agreement relating to such Investment in form and substance satisfactory to the Agent; provided that (A) the aggregate amount of such investments in clause (iv) shall not exceed $3,000,000 at any time and (B) no Default or Event of Default exists at the time such Investment is made;

(b)    cash and Cash Equivalents;

(c)    Permitted Acquisitions;

(d)    advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business;

(e)    to the extent constituting an Investment, prepaid expenses and extensions of trade credit made in the Ordinary Course of Business;

(f)    Deposit Accounts maintained in accordance with this Agreement;

(g)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the Ordinary Course of Business;

(h)    deposits made in the Ordinary Course of Business consistent with past practices to secure the performance of leases or in connection with bidding on government contracts;

(i)    Investments in certificates of deposit and bank deposits with financial institutions located in Puerto Rico and the Dominican Republic, solely to the extent necessary to maintain preferred tax treatment or country of origin status in such locations, not to exceed $5,000,000 in the aggregate at any time outstanding for Parent and its Subsidiaries on a consolidated basis;

(j)    Investments in Swaps, hedge agreements, derivative agreements and similar arrangements in connection with Debt, in all cases for bona fide hedging activities and not for speculative purposes, only to the extent unsecured (other than Bank Products) and not to exceed in the aggregate a notional amount equal to the sum of the Loans, the Term Loan and $5,000,000 at any time outstanding for Parent and its Subsidiaries; and

(k)    additional Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.

10.2.6.    Disposition of Assets. Make any Asset Disposition, except:

(a)    (i) transfer of Property by the Parent and its Subsidiaries to Obligors and (ii) transfer of Property by Subsidiaries of the Parent that are not Obligors to other Subsidiaries that are not Obligors;

(b)    sale of Inventory in the Ordinary Course of Business;

(c)    disposition of worn-out, obsolete, unmerchantable or otherwise unsalable Inventory or Equipment or Property termination of a lease of real or personal Property not necessary for the Ordinary Course of Business, which could not reasonably be expected to have a Material Adverse Effect;

(d)    to the extent constituting an Asset Disposition, making any Investment permitted by Section 10.2.5, the payment of any Debt permitted by Section 10.2.1, or Section 10.2.8, or the payment of any Distribution permitted by Section 10.2.4;

(e)    the abandonment, cancellation, non-renewal, or discontinuance of the use or maintenance of Intellectual Property or rights relating thereto in the Ordinary Course of Business that could not reasonably be expected to have a Material Adverse Effect;

(f)    non-exclusive licenses and sublicenses of Intellectual Property rights in the Ordinary Course of Business not interfering individually or in the aggregate in any material respect with the conduct of the business of the Borrowers and their Subsidiaries;

(g)    any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(h)    so long as no Event of Default has occurred and is continuing, (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the Ordinary Course of Business; and (ii) the sale, license or other transfer of Intellectual Property rights in connection with the settlement or waiver of contractual or litigation claims; provided that (x) such sale, license or transfer does not materially interfere with the business of the Borrowers and their Subsidiaries, taken as a whole, (y) such Intellectual Property is not material revenue generating Intellectual Property, and (z) such sale, license or transfer is not materially adverse to the interests of the Agent or the Lenders;

(i)    any Asset Disposition with regard to any Excluded Subsidiary’s operations located in China made for fair market value and not less than 75% of the aggregate sales price from such disposition shall be paid in cash; and

(j)    additional Asset Dispositions (other than in respect of Equity Interests, Accounts and Inventory) not to exceed $7,500,000 in any Fiscal Year.

10.2.7.    [Reserved].

10.2.8.    Restrictions on Payment of Certain Debt. Make any payments (whether optional or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any:

(a)    Subordinated Debt, except for regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt; and

(b)    any Borrowed Money (other than the Obligations, any Subordinated Debt and regularly scheduled payments of principal, interest and fees in respect to Purchase Money Debt, but including, for the avoidance of doubt, intercompany Debt other than payments to an Obligor) prior to its due date under the agreements evidencing such Debt as in effect on the date of its incurrence (or as amended thereafter with the consent of Agent) unless the Payment Conditions are satisfied.

10.2.9.    Fundamental Changes. (i) Change its name or its form or jurisdiction of organization without 30 days (or such other period as may be agreed by Agent) prior written notice to Agent or (ii) liquidate, wind up its affairs or dissolve itself; consummate or unwind a statutory division; or merge, amalgamate, combine or consolidate with any Person, whether in a single transaction or in a series of related transactions, except for (a) mergers, amalgamations or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor; or (b) Permitted Acquisitions.

10.2.10.     [Reserved].

10.2.11.     Organic Documents. Amend, modify or otherwise change any of its Organic Documents in a manner materially adverse to the Lenders, except in connection with a transaction permitted hereunder.

10.2.12.     Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13.     Accounting Changes. Make any material change in accounting treatment or reporting practices, except in accordance with Section 1.2; or change its Fiscal Year.

10.2.14.     Restrictive Agreements; Negative Pledge.

(a)    Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification or extension); (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; (c) constituting customary restrictions on assignment in leases, licenses and other contracts; (d) governing Debt entered into after the Closing Date and permitted under Section 10.2.1 that is, taken as a whole, in the good faith judgment of the Obligor, no more restrictive with respect to such Obligor or any Subsidiary than customary market terms for Debt of such type, so long as such restrictions do not impair in the ability of the Obligors or its Subsidiaries to perform their obligations under the Loan Documents, or require the grant of any security for any obligation if such property is given as security for the Obligations, other than on a subordinated basis; or (e) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property permitted hereunder that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of.

(b)    Enter into, incur or permit to exist (i) any Lien on real property securing Indebtedness (other than Liens in favor of the Agent with respect to Mortgaged Real Estate securing the Obligations) or (ii) any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of a Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its real property.

10.2.15.    Swaps. Enter into any Swap, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16.    Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.

10.2.17.    Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions expressly permitted by the Loan Documents (including an Investment permitted by Section 10.2.5, the incurrence of a Debt permitted by Section 10.2.1, the making of payment on account of Debt permitted by Section 10.2.8, a Distribution permitted by Section 10.2.4, and an Asset Disposition permitted by Section 10.2.6); (b) payment of reasonable employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with respect to officers and employees in the Ordinary Course, and payment of customary fees, reasonable out of pocket costs, and indemnities for the benefit of directors, officers and employees of the Obligors and their Subsidiaries in the Ordinary Course of Business; (c) transactions solely among Borrowers; (d) transactions with Affiliates consummated prior to the Closing Date, as shown on Schedule 10.2.17; and (e) transactions with Affiliates in the Ordinary Course of Business, so long as such transactions (i) are upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate and (ii) are either consistent with the Obligors’ past practices or fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Obligor or its Subsidiaries in excess of $1,000,000 for any single transaction or series of related transactions.

10.2.18.    Plans. Become party to any Multiemployer Plan, Pension Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19.    Amendments to Certain Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner, or adds any representation, covenant or default, that is more onerous or restrictive in any material respect for any Obligor or Subsidiary, or that is otherwise materially adverse to any Obligor, any Subsidiary or the Lenders; or (g) with respect to Subordinated Debt, results in the Obligations not fully benefiting from the subordination provisions thereof.

10.3.    FINANCIAL COVENANT. As long as any Commitment or Obligations are outstanding, Borrowers shall:

10.3.1.    Fixed Charge Coverage Ratio. (i) During the period from the Closing Date until the IP Tranche Termination Date, maintain a Fixed Charge Coverage Ratio for each four Fiscal Quarter period of at least 1.0 to 1.0; and (ii) during the period after the IP Tranche Termination Date, maintain a Fixed Charge Coverage Ratio for each four Fiscal Quarter period of at least 1.0 to 1.0 while a Trigger Period (FCCR) is in effect, measured for the most recent period for which financial statements were delivered hereunder prior to the Trigger Period (FCCR) and each period ending thereafter until the Trigger Period (FCCR) is no longer in effect.

SECTION 11.    EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1.    EVENTS OF DEFAULT. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a)    Any Obligor (i) fails to pay the principal of any Loan when due (whether at stated maturity, on demand, upon acceleration or otherwise) or (ii) fails to pay any other Obligation when due (whether at stated maturity, on demand, upon acceleration or otherwise) and such failure continues for a period of three Business Days;

(b)    Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c)    An Obligor breaches or fail to perform any covenant contained in Section 2.1.4, 7.2, 7.3 (other than clauses (c), (d), (e) and (g)), 7.4, 7.5, 7.7, 8.1, 8.2.4, 8.2.5, 8.6.2(a), 10.1.1, 10.1.2 (other than clauses (d), (g) and (h)), 10.1.11, 10.2 or 10.3;

(d)    An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days (or in the case of a breach or failure of Section 8.6.2, five Business Days) after a Senior Officer has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e)    A Guarantor repudiates, revokes or attempts to revoke, in writing, its Guaranty; an Obligor denies or contests in writing the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; it is unlawful for an Obligor to perform any of its obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f)    Any breach or default of an Obligor occurs under (x) any Swap; or (y) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $4,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach (with any applicable grace period having expired);

(g)    Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $4,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment or order during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment or order;

(h)    [Reserved];

(i)    An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or the Obligors, on a consolidated basis, are not Solvent;

(j)    An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and such Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Obligor, the petition is not dismissed within 45 days after filing, or an order for relief is entered in the proceeding;

(k)    Any of the following events occurs: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor or any of its Subsidiaries to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan in excess of $1,000,000; (ii) an Obligor, its Subsidiaries or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan; or

(l)    An Obligor or any Senior Officer is criminally convicted (i) of a felony committed in and related to the conduct of the Obligor’s business, and in the case of a Senior Officer, such Senior Officer is not removed from his job duties within 30 days of such conviction, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material Property or any Collateral; or

(m)    A Change of Control occurs.

11.2.    REMEDIES UPON DEFAULT. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (including Secured Bank Product Obligations only to the extent provided in applicable agreements) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a)    declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b)    terminate, reduce or condition any Commitment or adjust the Borrowing Base;

(c)    require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and if Obligors fail to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d)    exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC or other Applicable Law. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall not be deemed to be commercially unreasonable solely due to being so conducted. Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3.    LICENSE. Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in each case, that constitutes Collateral, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.

11.4.    SETOFF. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates and branches are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate or branch to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate or branch shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate or branch different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate or branch under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5.    REMEDIES CUMULATIVE; NO WAIVER

11.5.1.    Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent, Issuing Bank and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2.    Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent, Issuing Bank or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent, Issuing Bank or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12.    AGENT

12.1.    APPOINTMENT, AUTHORITY AND DUTIES OF AGENT

12.1.1.    Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone is authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2.    Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3.    Agent Professionals. Agent may perform its duties through employees, agents and sub-agents. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4.    Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2.    AGREEMENTS REGARDING COLLATERAL AND BORROWER MATERIALS

12.2.1.    Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower Agent certifies in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; (d) that is owned by an Obligor that is released from its obligations under the Loan Documents in accordance with the terms of the Loan Documents; (e) comprised of Intellectual Property, Equipment, and Real Estate upon Full Payment of the Term Facility so long as, before and after giving effect to any such release, the Payment Conditions are satisfied; or (f) subject to Section 14.1, with the consent of Required Lenders, in each case, without further action or consent by any Secured Party. Secured Parties authorize Agent to release any Obligor from its obligations under the Loan Documents if such Person is no longer required to be an Obligor as a result of a transaction permitted under the Loan Documents. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Secured Party hereby grants to Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Secured Party’s behalf.

12.2.2.    Possession of Collateral. Agent and Secured Parties appoint each Secured Party as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in Collateral held or controlled by it, to the extent such Liens are perfected by possession or control. If a Secured Party obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3.    Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or consultant report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Obligors’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3.    RELIANCE BY AGENT. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, telex, telegram, telecopy, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any Communication under any Loan Document, and shall not be liable for any delay in acting.

12.4.    ACTION UPON DEFAULT. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5.    RATABLE SHARING. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6.    INDEMNIFICATION. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, interim receiver, receiver and manager, trustee, monitor or other Person for any alleged preference, fraudulent transfer, or transfer at undervalue, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7.    LIMITATION ON RESPONSIBILITIES OF AGENT. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents. In addition, Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution.

12.8.    SUCCESSOR AGENT AND CO-AGENTS

12.8.1.    Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days’ written notice thereof to Lenders and Borrowers. Required Lenders may appoint a successor that is (a) a Lender or Affiliate or branch of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor is appointed by the effective date of Agent’s resignation, then on such date, Agent may appoint a successor reasonably acceptable to it and the Borrowers (provided no Default or Event of Default exists) in its discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Required Lenders shall automatically assume all rights and duties of Agent. The successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. The retiring Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Agent or holding any Collateral on behalf of Secured Parties, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2.    Co-Collateral Agent. If appropriate under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9.    DUE DILIGENCE AND NON-RELIANCE. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Secured Party as to any matter, including whether Agent has disclosed material information in its possession. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates or branches. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10.    REMITTANCE OF PAYMENTS AND COLLECTIONS

12.10.1.    Remittances Generally. Payments by any Secured Party to Agent shall be made by the time and date provided herein, in immediately available funds. If no time for payment is specified or if payment is due on demand and request for payment is made by Agent by 1:00 p.m. on a Business Day, then payment shall be made by the Secured Party by 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2.    Failure to Pay. If any Secured Party fails to deliver when due any amount payable by it to Agent hereunder, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. No Obligor shall be entitled to credit for any interest paid by a Secured Party to Agent nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3.    Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party.

12.10.4.    Recovery of Erroneous Payments. Without limitation of any other provision herein, if at any time Agent makes a payment hereunder in error to any Secured Party, whether or not in respect of an Obligation due and owing by Borrowers at such time, where such payment is a Rescindable Amount, then in any such event each Secured Party receiving a Rescindable Amount severally agrees to repay to Agent forthwith on demand the Rescindable Amount received by such Secured Party in immediately available funds in the currency so received, with interest thereon for each day from and including the date such Rescindable Amount is received by it to but excluding the date of repayment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. Each Secured Party irrevocably waives any and all defenses, including any defense of discharge for value (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Agent shall inform each Secured Party promptly upon determining that any payment made to such Secured Party was comprised, in whole or in part, of a Rescindable Amount.

12.11.    INDIVIDUAL CAPACITIES. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates and branches may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates and branches may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12.    TITLES. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13.    CERTAIN ERISA MATTERS

12.13.1.    Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of the Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; (c) (i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2.    Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Letters of Credit, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14.    BANK PRODUCT PROVIDERS. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 12, 14.3.3 and 14.15, and agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations. No Secured Bank Product Provider that obtains the benefits of Section 5.6 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

12.15.    NO THIRD PARTY BENEFICIARIES. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13.    BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1.    SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2.    PARTICIPATIONS

13.2.1.    Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if it had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2.    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, any Guarantor or substantially all Collateral.

13.2.3.    Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Obligors (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Commitments, Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

13.2.4.    Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3.    ASSIGNMENTS

13.3.1.    Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2.    Effect; Effective Date. Upon delivery to Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent, and all other “know-your-customer” documents requested by the Agent pursuant to anti-money laundering rules and regulations.

13.3.3.    Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents. Any assignment by a Defaulting Lender must be accompanied by satisfaction of its outstanding obligations under the Loan Documents in a manner satisfactory to Agent, including payment by the Defaulting Lender or Eligible Assignee of an amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent in its discretion) to satisfy all funding and payment liabilities of the Defaulting Lender. If any assignment by a Defaulting Lender (by operation of law or otherwise) does not comply with the foregoing, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs. Anything herein to the contrary notwithstanding, other than during the existence of an Event of Default arising under Section 11.1(a) or Section 11.1(j), no Lender may assign or participate any of its interests hereunder to a Disqualified Institution.

13.3.4.    Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment delivered to it, and (b) a register for recordation of the names, addresses and Commitments of, and the Loans, interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable prior written notice.

13.4.    REPLACEMENT OF CERTAIN LENDERS. If a Lender (a) within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 5 Business Days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14.    MISCELLANEOUS

14.1.    CONSENTS, AMENDMENTS AND WAIVERS

14.1.1.    Amendment. No modification of any Loan Document, including any amendment, supplement or extension of a Loan Document or waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) (provided that a copy of all amendments are provided to the Agent) and each Obligor party to such Loan Document; provided, that

(a)    without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b)    without the prior written consent of Issuing Bank, no modification shall alter Section 2.2 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c)    without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Maturity Date applicable to such Lender’s Obligations; or (iv) amend this clause (c) (it being understood that (A) a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension, waiver, delay or increase of any Commitment of any Lender and (B) only the consent of the Required Lenders shall be required to waive the application of any default interest or the making of any mandatory prepayment);

(d)    without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.1 (solely to the extent such modification seeks to make FILO Loans pari passu or senior to any Loans), 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Related Real Estate Documents, Pro Rata, Required Revolver Lenders or Required Lenders; (iii) release all or substantially all Collateral; (iv) except in connection with a merger, amalgamation, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; (v) subordinate the Lien in favor of the Agent and Secured Parties or subordinate the payment of the Obligations; or (vi) change any provision of this Section 14.1.1, the definition of “Required Lenders” or “Pro Rata” or any other provision hereof specifying the number or percentage of Lenders (other than the definition of “Required Revolver Lenders”) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(e)    without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2;

(f)    waive any condition set forth in Section 6.2 without the written consent of the Required Revolver Lenders;

(g)    without the prior written consent of each Revolver Lender, change the definition of “Required Revolver Lenders” or any other provision hereof specifying the number or percentage of Revolver Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; and

(h)    if Real Estate secures any Obligations, no modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by the Flood Disaster Protection Act or otherwise satisfactory to all Lenders.

14.1.2.    Limitations. Notwithstanding anything in any Loan Document to the contrary, Agent may make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Agent shall post or otherwise provide the same to Borrowers and Lenders reasonably promptly after it becomes effective. The agreement of Obligors shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document. Any waiver or consent granted by Agent, Issuing Bank or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3.    Corrections. If Agent and Borrower Agent identify and ambiguity, omission, mistake, typographical error or other defect in any provision, schedule or exhibit of a Loan Document, they may amend, supplement or otherwise modify the Loan Document to cure it, and the modification shall be effective without action or consent by any other party.

14.2.    INDEMNITY. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that (A) is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties; or (B) any disputes solely among the Indemnitees (other than disputes involving claims against any arranger, the Agent, or any similar Person in its respective capacity as such) that do not arise from any act or omission of any Obligor or any of its Affiliates. For purposes of this Section 14.2, “Related Parties” of any Person shall mean such Person’s Affiliates and its and such Affiliates’ officers, directors, employees, agents, representatives and advisors.

14.3.    NOTICES AND COMMUNICATIONS

14.3.1.    Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor, at address for Borrower Agent specified on Schedule 14.3, and to any other Person at its address specified for such Person on Schedule 14.3 (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment or its administrative questionnaire), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Agent to Lenders or Borrowers may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Agent in writing by the applicable Lender or Borrower Agent from time to time, or (ii) by posting the Communication on a website and sending the Lender or Borrower Agent notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if provided electronically by Agent to Lenders or Borrowers, when the Communication (or notice advising of its posting to a website) is sent to the Lender's or Borrower Agent's electronic address. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.5, 2.2, 3.1.2 or 4.1.1 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written Communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2.    Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only in a manner acceptable to Agent. Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3.    Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if requested by Agent) to an electronic system maintained by Agent (“Platform”). Obligors shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Communications and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Obligors, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4.    Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5.    Non-Conforming Communications. Agent and Lenders may rely on any Communication purportedly given by or on behalf of any Obligor even if it was not made in a manner specified herein, was incomplete or was not confirmed, or if the terms thereof, as understood by the recipient, varied from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic Communication purportedly given by or on behalf of an Obligor, except to the extent arising from the gross negligence or willful misconduct of such Indemnitee as determined in a final, non-appealable judgment by a court of competent jurisdiction.

14.3.6.    Reliance on Communications. No Secured Party shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Secured Parties may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor's failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4.    PERFORMANCE OF OBLIGORS’ OBLIGATIONS. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or, after the occurrence and during the continuance of an Event of Default, realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5.    CREDIT INQUIRIES. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6.    SEVERABILITY. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7.    CUMULATIVE EFFECT; CONFLICT OF TERMS. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8.    EXECUTION; ELECTRONIC RECORDS. A Communication, including any required to be in writing, may (if agreed by Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with a Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record ("Electronic Copy"), which shall be deemed created in the ordinary course of the Person's business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Secured Party shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed original counterpart. “Electronic Record” and Electronic Signature are used herein as defined in 15 U.S.C. § 7006.

14.9.    ENTIRE AGREEMENT. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10.    RELATIONSHIP WITH LENDERS. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or branches or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or branches or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and branches and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and branches and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and branches and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12.    CONFIDENTIALITY. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates and branches, and to its and their partners, directors, officers, employees, agents, auditors, advisors attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates or branches; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided that unless specifically prohibited by Applicable Law, the Agent and each Lender shall endeavor to notify the Parent (without any liability for a failure to so notify the Parent) of any request made to such Lender or Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender or Agent by such governmental agency) for disclosure of any such Information prior to disclosure of such Information); (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Agent, any Lender, Issuing Bank or any of their Affiliates or branches on a nonconfidential basis from a source other than Obligors, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. The Obligors consent to the publication by Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of the Obligors. Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13.    GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.14.    CONSENT TO FORUM; BAIL-IN OF AFFECTED FINANCIAL INSTITUTIONS

14.14.1.    Forum. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.14.2.    Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.14.3.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-in Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.15.    ACKNOWLEDGEMENT REGARDING SUPPORTED QFCS. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

14.15.1.    Covered Party. If a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. If a Covered Party or BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

14.15.2.    Definitions. As used in this Section, (a) “BHC Act Affiliate” means an “affiliate,” as defined in and interpreted in accordance with 12 U.S.C. §1841(k); (b) “Default Right” has the meaning assigned in and interpreted in accordance with 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable; and (c) “QFC” means a “qualified financial contract,” as defined in and interpreted in accordance with 12 U.S.C. §5390(c)(8)(D).

14.16.    WAIVERS BY OBLIGORS. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which each Secured Party hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against an Indemnitee on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17.    PATRIOT ACT NOTICE. Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.18.    NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19.    AMENDMENT AND RESTATEMENT.

14.19.1.     ON the Closing Date, the Original Loan Agreement shall be amended, restated and superseded in its entirety hereby. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the Obligations under the Original Loan Agreement as in effect prior to the Closing Date and (ii) such Obligations are in all respects continuing with only the terms thereof being modified as provided in this Agreement.

14.19.2.     NOTWITHSTANDING the modifications effected by this Agreement of the representations, warranties and covenants of Obligors contained in the Original Loan Agreement, Obligors acknowledge and agree that (i) any causes of action or other rights created prior to the Closing Date in favor of any Secured Party and its successors arising out of the representations and warranties of Obligors contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Original Loan Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrowers’ monetary obligations under the Original Loan Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement as provided herein and (ii) the execution, delivery and performance of this Agreement and the other Loan Documents on the Closing Date shall not impair the validity, effectiveness or priority of the Liens granted pursuant to the Loan Documents (as defined in the Original Loan Agreement), and such Liens and obligations in respect of such “Security Documents” are ratified and reaffirmed and shall continue unimpaired with the same priority to secure the applicable Obligations.

14.19.3.     ALL indemnification obligations of Obligors pursuant to the Original Loan Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Original Loan Agreement pursuant to this Agreement.

14.19.4.     EACH of the Lenders party hereto that is a “Lender” under the Original Loan Agreement hereby waives advance notice of any termination or reduction of commitments and prepayment of loans under the Original Loan Agreement, if any; provided that any such notice thereof, if applicable, is provided on the Closing Date.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:

ROCKY BRANDS, INC.,

LIFESTYLE FOOTWEAR, INC.,

ROCKY BRANDS US, LLC,

LEHIGH OUTFITTERS, LLC,

ROCKY OUTDOOR GEAR STORE, LLC, and

US FOOTWEAR HOLDINGS LLC

By: _/s/ Thomas D. Robertson_______

Name: Thomas D. Robertson

Title: Chief Operating Officer, Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated ABL Loan and Security Agreement]

AGENT AND LENDERS: BANK OF AMERICA, N.A., as Agent and as a Lender By: _/s/ Brian Scawinski_________ Name: Brian Scawinski Title: Vice President

[Signature Page to Amended and Restated ABL Loan and Security Agreement]

The Huntington National Bank: as Lender By: _/s/ John Zelenka___________ Name: John Zelenka Title: Senior Vice President

[Signature Page to Amended and Restated ABL Loan and Security Agreement]

PNC Bank, National Association: as Lender By: _/s/ Jeff Penno____________ Name: Jeff Penno Title: Senior Vice President

[Signature Page to Amended and Restated ABL Loan and Security Agreement]

SCHEDULE 1.1(a)

to

Amended and Restated ABL Loan and Security Agreement

COMMITMENTS OF LENDERS

Lender	Revolver Commitment	Term Commitment	Total
Bank of America, N.A.	$85,555,555.56	$24,444,444.44	$110,000,000.00
Huntington Bank	$54,444,444.44	$15,555,555.56	$70,000,000.00
PNC Bank, National Association	$35,000,000.00	$10,000,000.00	$45,000,000.00
Total:	$175,000,000.00	$50,000,000.00	$225,000,000.00